    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1996

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       COMMONWEALTH ALUMINUM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    3353                                    08-16561
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                              1200 MEIDINGER TOWER
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 589-8100
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                                MARK V. KAMINSKI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       COMMONWEALTH ALUMINUM CORPORATION
                              1200 MEIDINGER TOWER
                               462 S. 4TH AVENUE
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 589-8100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:

                                   John Merow
                              Sullivan & Cromwell
                                125 Broad Street
                            New York, New York 10004
                            ------------------------

        Approximate date of commencement of proposed sale to the public:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the Securities registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General
                  Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
                                                                            MAXIMUM             MAXIMUM
                                                         AMOUNT             OFFERING           AGGREGATE
        TITLE OF EACH CLASS OF SECURITIES                TO BE             PRICE PER            OFFERING           AMOUNT OF
                TO BE REGISTERED                       REGISTERED             UNIT               PRICE          REGISTRATION FEE
10 3/4% Senior Subordinated Notes Due 2006.......     $125,000,000            100%            $125,000,000         $37,878.79

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               OFFER TO EXCHANGE

                                ALL OUTSTANDING
                       10 3/4% SENIOR SUBORDINATED NOTES
                              DUE OCTOBER 1, 2006
                  ($125,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                       10 3/4% SENIOR SUBORDINATED NOTES
                              DUE OCTOBER 1, 2006
                                       OF
                       COMMONWEALTH ALUMINUM CORPORATION
                                ---------------

                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON             , 1996, UNLESS EXTENDED
                             ---------------------

    Commonwealth Aluminum Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 10 3/4% Senior Subordinated Notes Due October 1, 2006 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of the outstanding 10 3/4% Senior Subordinated Notes Due October 1, 2006 (the "Old Notes") of the Company, of which $125,000,000 principal amount is outstanding. The New Notes and the Old Notes are collectively referred to herein as the "Notes."

    The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange
Offer expires, which will be             , 1996, unless the Exchange Offer is
extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for payment. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof.

    The New Notes will be obligations of the Company entitled to the benefits of the Indenture (as defined herein). The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof. Following the completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the Registration Rights Agreement relating to contingent increases in the interest rate provided for pursuant thereto. See "The Exchange Offer."

            INVESTMENT IN THE NOTES INVOLVES SIGNIFICANT RISKS DISCUSSED UNDER "RISK FACTORS" ON PAGE 13 WHICH SHOULD BE CONSIDERED BY
                             PROSPECTIVE INVESTORS.

    The New Notes will bear interest from September 20, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from September 20, 1996 to the date of the issuance of the New Notes. Interest on the New Notes is payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1997, accruing from September 20, 1996 at a rate of 10 3/4% per annum.

                                                        (CONTINUED ON NEXT PAGE)
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is            , 1996.

(CONTINUED FROM COVER)

    The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after October 1, 2001, at the redemption prices set forth herein plus accrued interest to the date of redemption. In addition, at any time prior to October 1, 1999, the Company has the option to redeem up to $43.75 million aggregate principal amount of the Notes out of the proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price of 110.750% of the principal amount thereof, plus accrued interest to the date of redemption; PROVIDED, that at least $65.0 million aggregate principal amount of the Notes must remain outstanding after each such redemption.

    Old Notes initially sold to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) were represented by a single, global Note in definitive fully registered form without coupons, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. The New Notes exchanged for Old Notes represented by the global Note will be represented by a single, global New Note in definitive fully registered form without coupons, registered in the name of the nominee of DTC, as depositary, unless the beneficial holders thereof request otherwise. The global New Note will be exchangeable, upon ten days prior written notice, for New Notes in definitive fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. See "Description of New Notes--Form, Denomination and Book-Entry Procedures."

    The Old Notes are, and the New Notes will be, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. The Old Notes are, and the New Notes will be, guaranteed by certain of the Company's subsidiaries and the guarantees will be subordinated in right of payment to the Senior Indebtedness of such subsidiaries. At June 30, 1996, on a pro forma basis after giving effect to the CasTech Acquisition (as defined herein), the Company would have had approximately $377.3 million of Indebtedness (as defined herein) outstanding, of which $125.0 million would have been represented by the Notes and approximately $252.3 million would have been Senior Indebtedness of the Company's subsidiaries guaranteed by the Company.

    Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    The New Notes are a new issue of securities for which there is currently no trading market. If the New Notes are traded after their initial issuance, they may trade at a discount from their principal amount, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, the Company. Morgan Stanley & Co. Incorporated and NatWest Capital Markets Limited have advised the Company that they currently intend to make a market in the Old Notes and the New Notes. However, they are not obligated to do so, and any market making activity with respect to the Old Notes and the New Notes may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Old Notes and the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can also be obtained from the Commission's Web site at http://www.sec.gov.

    This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission:

        (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995 (collectively, the "Form 10-K");

        (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1996 and the Company's Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 1996 (the "June 30, 1996 Form 10-Q/A");

        (c) the Company's Current Report on Form 8-K filed August 20, 1996 and the Company's Current Report on Form 8-K filed September 26, 1996; and

        (d) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering made hereby.

    Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM DONALD L. MARSH, JR., EXECUTIVE VICE PRESIDENT FINANCE, CHIEF FINANCIAL OFFICER AND SECRETARY OF THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT MEIDINGER TOWER, 462 S. 4TH AVENUE, SUITE 1200, LOUISVILLE, KENTUCKY 40202, TELEPHONE NUMBER (502) 589-8100. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
      , 1996 [FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE].

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Available Information......................................................................................           3
Incorporation of Certain Documents by Reference............................................................           3
Summary....................................................................................................           5
Risk Factors...............................................................................................          13
Use of Proceeds............................................................................................          18
The Exchange Offer.........................................................................................          19
Description of New Notes...................................................................................          26
Certain Federal Income Tax Consequences....................................................................          58
Plan of Distribution.......................................................................................          60
Validity of New Notes......................................................................................          61
Experts....................................................................................................          61

                                    SUMMARY

    THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS".

                                  THE COMPANY

    The Company owns and operates at Lewisport, Kentucky, one of the largest multi-purpose aluminum rolling mills in North America and is a leading manufacturer of aluminum sheet for the transportation, construction and consumer durables end-use markets. In 1995, the Company produced 599 million pounds of aluminum sheet products from purchased aluminum scrap and primary aluminum metal, up from 352 million pounds in 1991. A further increase in annual production capacity to 720 million pounds in 1998 is planned. The Lewisport mill uses the conventional, vertical direct chill, rolling ingot casting process.

    In 1995, the Company's sales and income before income taxes, plus interest expense, depreciation and amortization ("EBITDA") were $671.5 million and $65.1 million, respectively, and in the first six months of 1996, the Company's sales and EBITDA were $327.2 million and $15.2 million, respectively. The Company believes it is the largest supplier of common alloy aluminum sheet to aluminum distributors in North America and one of the largest direct suppliers of aluminum sheet products to American manufacturers of transportation equipment. In 1995, the Company estimates its share of these two markets was approximately 21% and sales to these two markets amounted to approximately 48% and 22%, respectively, of its 1995 aluminum sheet revenues.

    On September 20, 1996, the Company consummated the acquisition (the "CasTech Acquisition") of CasTech Aluminum Group Inc. ("CasTech") for cash consideration (excluding fees and expenses) of approximately $275 million. CasTech is the nation's leading manufacturer of continuous cast aluminum sheet, using low-cost, scrap-based mini-mill production technology. CasTech also is a leading manufacturer of electrical flexible conduit and prewired armored cable, made principally from aluminum sheet manufactured by CasTech. Over the past several years, CasTech has increased the aluminum sheet annual production capacity of its mills at Uhrichsville, Ohio, and Carson, California, by over 40% to 360 million pounds. Total production capacity is expected to increase further to 400 million pounds by 1998. CasTech fabricates its flexible conduit and armored cable products at its Long Beach, California fabrication facility. This facility purchases its aluminum sheet from its Carson rolling mill making CasTech the only backward integrated manufacturer of electrical flexible conduit and cable.

    In fiscal 1996, CasTech's sales and EBITDA were $400.4 million and $41.7 million, respectively, and in the first six calendar months of 1996, CasTech's sales and EBITDA were $201.5 million and $18.4 million, respectively. CasTech's aluminum sheet products are used in numerous industries, including the building products, transportation, electrical and consumer durable end-use markets. The electrical flexible conduit and prewired armored cable products are sold primarily for use in commercial and residential construction, renovation and remodeling.

    On a pro forma basis after giving effect to the CasTech Acquisition, the Company's sales and EBITDA were $1.1 billion and $106.8 million, respectively, in 1995 and $528.7 million and $33.6 million, respectively, in the first six months of 1996.

    The purchase of the CasTech shares in the tender offer and subsequent merger, the related transaction expenses and repayment of all outstanding indebtedness of the Company and CasTech were funded with borrowings under a new senior secured bank credit facility (the "New Bank Credit Facility") and the proceeds of the sale of the Old Notes. See "Use of Proceeds." The New Bank Credit Facility consists of $100 million of term loan and $225 million of revolving credit facilities. See "Risk Factors--Ranking of Notes."

    The Company's principal executive offices are located at Meidinger Tower, 462 S. 4th Avenue, Suite 1200, Louisville, Kentucky 40202, and its telephone number is (502) 589-8100.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

    The Exchange Offer relates to the exchange of up to $125,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be obligations of the Company entitled to the benefits of the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof (and hence are not entitled to the benefits of the Registration Rights Agreement relating to the contingent increases in the interest rate provided for pursuant thereto). The Old Notes and the New Notes are herein collectively referred to as the "Notes." See "Description of New Notes."

THE EXCHANGE OFFER...........  $1,000 principal amount of New Notes will be issued in exchange for each $1,000 principal amount of Old Notes
                               validly tendered pursuant to the Exchange Offer. As of the date hereof, $125,000,000 in aggregate principal amount of
                               Old Notes are outstanding. The Company will issue the New
                               Notes to tendering holders of Old Notes promptly after the
                               Expiration Date.

RESALE.......................  The Company believes that the New Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except that a
                               "dealer" or any "affiliate" of the Company, as such terms
                               are defined under the Securities Act, that exchanges Old
                               Notes held for its own account (a "Restricted Holder") may be required to deliver copies of this Prospectus in
                               connection with any resale of the New Notes issued in
                               exchange for such Old Notes. See "The Exchange
                               Offer--General" and "Plan of Distribution."

EXPIRATION DATE..............  5:00 p.m., New York City time, on             , 1996, unless
                               the Exchange Offer is extended, in which case the term
                               "Expiration Date" means the latest date and time to which
                               the Exchange Offer is extended. See "The Exchange
                               Offer--Expiration Date; Extensions; Amendments."

ACCRUED INTEREST ON THE NEW
  NOTES AND THE OLD NOTES....  The New Notes will bear interest from September 20, 1996.
                               Holders of Old Notes whose Old Notes are accepted for
                               exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from September 20, 1996 to the date of the issuance of the
                               New Notes. Consequently, holders who exchange their Old
                               Notes for New Notes will receive the same interest payment on April 1, 1997 (the first interest payment date with
                               respect to the Old Notes and the New Notes) that they would have received had they not accepted the Exchange Offer. See
                               "The Exchange Offer--Interest on the New Notes."

TERMINATION OF THE EXCHANGE
  OFFER......................  The Company may terminate the Exchange Offer if it determines that

                               its ability to proceed with the Exchange Offer could be
                               materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any
                               interpretation of the staff of the Commission of any
                               existing law, statute, rule or regulation or if the Company deems it advisable to terminate the Exchange Offer. Holders of Old Notes will have certain rights against the Company
                               under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange
                               Offer-- Termination."

                               No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange
                               Offer, other than applicable requirements under federal and state securities laws.

PROCEDURES FOR TENDERING OLD
  NOTES......................  Each holder of Old Notes wishing to accept the Exchange
                               Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such
                               facsimile, together with the Old Notes to be exchanged and any other required documentation to Harris Trust and Savings
                               Bank, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the
                               procedures for book-entry transfer as provided for herein.
                               See "The Exchange Offer-- Procedures for Tendering."

SPECIAL PROCEDURES FOR
  BENEFICIAL HOLDERS.........  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange
                               Offer should contact such registered holder promptly and
                               instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and
                               executing the Letter of Transmittal and delivering his Old
                               Notes, either make appropriate arrangements to register
                               ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder.
                               The transfer of record ownership may take considerable time.
                               See "The Exchange Offer--Procedures for Tendering."

GUARANTEED DELIVERY
  PROCEDURES.................  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes (or who cannot complete the
                               procedure for book-entry transfer on a timely basis) and a properly completed Letter of Transmittal or any other
                               documents required by the Letter of Transmittal to the
                               Exchange Agent prior to the Expiration Date may tender their
                               Old Notes according to the guaranteed delivery procedures
                               set forth in "The Exchange Offer--Guaranteed Delivery
                               Procedures."

WITHDRAWAL RIGHTS............  Tenders of Old Notes may be withdrawn at any time prior to
                               5:00 p.m., New York City time, on the business day prior to the Expiration Date,

                               unless previously accepted for exchange. See "The Exchange
                               Offer-- Withdrawal of Tenders."

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF NEW NOTES......  Subject to certain conditions (as summarized above in
                               "Termination of the Exchange Offer" and described more fully in "The Exchange Offer--Termination"), the Company will
                               accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York
                               City time, on the Expiration Date. The New Notes issued
                               pursuant to the Exchange Offer will be delivered promptly
                               following the Expiration Date. See "The Exchange Offer--
                               General."

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES...............  The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. See
                               "Certain Federal Income Tax Consequences."

EXCHANGE AGENT...............  Harris Trust and Savings Bank, the Trustee under the
                               Indenture, is serving as exchange agent (the "Exchange
                               Agent") in connection with the Exchange Offer. See "The
                               Exchange Offer--Exchange Agent."

USE OF PROCEEDS..............  There will be no cash proceeds payable to the Company from the issuance of the New Notes pursuant to the Exchange
                               Offer. Net proceeds received by the Company from the sale of the Old Notes were applied to effect the CasTech
                               Acquisition.

                        SUMMARY DESCRIPTION OF NEW NOTES

SECURITIES OFFERED...........  $125,000,000 aggregate principal amount of 10 3/4% Senior
                               Subordinated Notes Due 2006 (the "New Notes").

MATURITY DATE................  October 1, 2006.

INTEREST.....................  Payable semi-annually in cash on April 1 and October 1, commencing on April 1, 1997.

OPTIONAL REDEMPTION BY
  COMPANY....................  The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after October 1, 2001, initially at 105.375% of their principal amount, plus
                               accrued interest, declining ratably to 100% of their
                               principal amount, plus accrued interest, on or after October
                               1, 2003.

                               In addition, at any time prior to October 1, 1999, the
                               Company has the option to redeem up to $43.75 million
                               aggregate principal amount of the Notes out of the proceeds of one or more Public Equity Offerings at a redemption price of 110.750% of the principal amount thereof, plus accrued
                               interest to the date of redemption; PROVIDED, that at least
                               $65.0 million aggregate principal amount of Notes must
                               remain outstanding after each such redemption. See
                               "Description of New Notes--Optional Redemption."

CHANGE OF CONTROL............  Upon a Change of Control (as defined herein), the Company will be required to make an offer to purchase the Notes at a purchase price

                               equal to 101% of their principal amount, plus accrued
                               interest. See "Description of New Notes--Repurchase of Notes upon a Change of Control."

GUARANTEE....................  The Old Notes are, and the New Notes will be, jointly and severally, fully and unconditionally guaranteed on a senior subordinated basis by certain of the Company's subsidiaries
                               (each, a "Guarantor"). Each such Guarantee (a "Subsidiary
                               Guarantee") will be an unsecured, senior subordinated
                               obligation of the Guarantor and will rank junior in right of payment to all existing and future Senior Indebtedness (as defined herein) of such Guarantor, including such
                               Guarantor's obligations under the New Bank Credit Facility.
                               At June 30, 1996, on a pro forma basis after giving effect to the CasTech Acquisition, the Company would have had
                               approximately $377.3 million of Indebtedness outstanding, of which $125.0 million would have been represented by the
                               Notes and approximately $252.3 million would have been
                               Senior Indebtedness of the Guarantors guaranteed by the
                               Company. See "Risk Factors--Increased Financial Leverage"
                               and "Description of New Notes--Subsidiary Guarantees."

RANKING......................  The Old Notes are, and the New Notes will be, unsecured, general obligations of the Company subordinated in right of payment to all existing and future Senior Indebtedness of
                               the Company. The New Notes will rank PARI PASSU in right of payment with any future Senior Subordinated Indebtedness (as defined herein) of the Company and will be senior in right of payment to all existing and future Subordinated
                               Indebtedness of the Company. At June 30, 1996, on a pro
                               forma basis after giving effect to the CasTech Acquisition, the Company (excluding its subsidiaries) would have had no
                               Senior Indebtedness outstanding other than its guarantee of approximately $252.3 million of the Senior Indebtedness of its subsidiaries. See "Risk Factors--Ranking of the Notes"
                               and "Description of New Notes--Ranking."

CERTAIN COVENANTS............  The indenture pursuant to which the Old Notes were issued and the New Notes will be issued (the "Indenture") contains covenants for the benefit of the holders of the Notes (the
                               "Holders"), including covenants limiting the incurrence of additional indebtedness, the payment of dividends, the
                               redemption of capital stock, the making of certain
                               investments, the issuance of capital stock of subsidiaries, the creation of dividend and other restrictions affecting
                               subsidiaries, transactions with affiliates, asset sales and certain mergers and consolidations. However, these
                               limitations will be subject to a number of important
                               qualifications and exceptions. See "Description of New
                               Notes--Certain Covenants." In addition, if the Notes are
                               assigned an Investment Grade Rating (as defined herein), the covenants regarding incurrence of additional indebtedness, the payment of dividends, the redemption of capital stock, the making of certain investments, the issuance of capital stock of subsidiaries, the creation of dividend and other
                               restrictions affecting subsidiaries, asset sales and certain provisions regarding certain mergers and consolidations will no longer apply and the Company will be subject to a
                               covenant regarding

                               limitations on liens. See "Description of New Notes--Certain
                               Covenants--Certain Positive Credit Events."

REGISTRATION RIGHTS..........  The Company is obligated to consummate the Exchange Offer or to cause resales of the Old Notes to be registered under the
                               Securities Act and, if one of such events does not occur
                               prior to April 1, 1997, then the annual interest rate borne by the Old Notes will be increased to 11 1/4%. If such
                               Exchange Offer is not consummated or a shelf registration
                               statement is not declared effective by October 1, 1997, then the annual interest rate borne by the Old Notes shall be
                               increased by an additional 0.5%. Upon consummation of such
                               Exchange Offer or the effectiveness of such shelf
                               registration statement, the interest rate borne by the Old
                               Notes will revert to 10 3/4%. Holders who do not participate in the Exchange Offer may thereafter hold a less liquid
                               security. See "Description of New Notes--Registration
                               Rights."

                                  RISK FACTORS

    Prospective investors should consider carefully certain matters relating to an investment in the New Notes. See "Risk Factors."

                            SELECTED FINANCIAL DATA

    The following table sets forth selected consolidated statement of operations, operating and balance sheet data for the Company for the periods indicated. The historical financial information for, and as of the end of, each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995 are derived from the audited consolidated financial statements of the Company for such years. The selected consolidated statement of operations data for the six months ended June 30, 1995 and 1996 and the selected consolidated balance sheet data as of June 30, 1996 are derived from the unaudited consolidated financial statements of the Company, which include all adjustments (which were of a normal and recurring nature), which management considers necessary for a fair presentation of the data for such periods and at such dates. The results of the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the full year. This information should be read in conjunction with, and is qualified by reference to, the consolidated financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Form 10-K and June 30, 1996 Form 10-Q/A.

                                                                                                              SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                     -----------------------------------------------------  --------------------
                                                       1991       1992       1993       1994       1995       1995       1996
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (IN THOUSANDS, EXCEPT RATIOS)                  (UNAUDITED)

HISTORICAL STATEMENT OF OPERATIONS DATA:
Net sales..........................................  $ 326,860  $ 400,314  $ 413,036  $ 496,529  $ 671,501  $ 366,136  $ 327,216
Cost of goods sold.................................    344,237    379,654    407,561    455,123    606,751    327,822    308,535
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit (loss)............................    (17,377)    20,660      5,475     41,406     64,750     38,314     18,681
Selling, general and administrative expenses.......     22,388     15,835     21,462     21,144     22,510     11,509     12,200
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)............................    (39,765)     4,825    (15,987)    20,262     42,240     26,805      6,481
Halco income(1)....................................      3,785      2,337      4,504      2,635      1,636      1,263     --
Other income (expense), net........................       (233)       937        111        (44)     2,670      2,942       (247)
Interest expense, net..............................     (6,342)      (122)      (164)       (62)    (3,473)    (1,849)    (1,122)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes and cumulative
  effect of accounting change......................    (42,555)     7,977    (11,536)    22,791     43,073     29,161      5,112
Provision for income taxes.........................         39        207         42        700      9,286      7,582        617
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before cumulative effect of
  accounting change................................    (42,594)     7,770    (11,578)    22,091     33,787     21,579      4,495
Cumulative effect of change in accounting
  principle(2).....................................     --         --        (66,415)    --         --         --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)..................................  $ (42,594) $   7,770  $ (77,993) $  22,091  $  33,787  $  21,579  $   4,495
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) per common share(3)................        N/A        N/A        N/A        N/A  $    3.32  $    2.12  $    0.44
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Dividends per common share(3)......................        N/A        N/A        N/A        N/A  $    0.15  $    0.10  $    0.10
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
EBITDA(4)..........................................  $ (20,574) $  24,160  $   5,166  $  40,250  $  65,146  $  40,121  $  15,197
Ratio of earnings to fixed charges(5)..............     --         18.34x     --         62.60x     11.53x     15.05x      4.05x
Depreciation and amortization......................  $  15,639  $  16,061  $  16,538  $  17,397  $  18,600  $   9,111  $   8,963
Capital expenditures...............................  $  29,246  $  16,647  $  12,092  $  19,662  $  15,153  $  11,330  $   4,822
Net pounds shipped(6)..............................    351,036    458,505    511,887    568,970    587,932    317,388    314,581

                                                                                DECEMBER 31,
                                                            -----------------------------------------------------   JUNE 30,
                                                              1991       1992       1993       1994       1995        1996
                                                            ---------  ---------  ---------  ---------  ---------  -----------
                                                                                                                   (UNAUDITED)
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...........................................  $ (30,360) $ (20,300) $ (15,197) $ 134,026  $ 153,292   $ 159,027
Total assets..............................................    329,095    357,103    357,557    439,454    420,684     402,294
Total debt(7).............................................    116,830    125,000    125,000     --         48,375      37,169
Total stockholders' equity(7).............................    165,822    171,540     93,824    242,690    213,063     216,785

------------------------

(1) Prior to March 1995, the Company had an interest in Halco (Mining) Inc. and received dividends and income from bauxite sales. This investment was distributed to Comalco Limited in a transaction associated with the disposition of Comalco's interest in the Company.

(2) Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"). This standard requires companies to accrue the cost of postretirement health care and life insurance benefits within the employees' active service periods. The Company elected to recognize the accumulated postretirement benefit obligation immediately upon adoption of SFAS 106, resulting in a one time charge of $66.4 million at January 1, 1993.

(3) Earnings per common share and dividends per common share have not been presented for 1991 through 1994 when the Company was a wholly owned subsidiary of Comalco Limited.

(4) EBITDA is calculated as income before income taxes, plus interest expense, depreciation and amortization. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles ("GAAP"). EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP as an indicator of the Company's operating performance or liquidity.

(5) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and cumulative effect of change in accounting principle and fixed charges. Fixed charges consist of interest expense, capitalized interest and implicit interest associated with operating leases. For the years ended December 31, 1991 and 1993, the Company had earnings deficiencies (income (loss) before income taxes and cumulative effect of accounting change) of approximately $43.0 million and $11.0 million, respectively.

(6) Net pounds shipped excludes certain shipments of raw materials.

(7) Reflects the contribution to equity in December 1994 of $125 million due to Comalco Limited, then the parent of the Company, and the distribution of $50 million to Comalco Limited in 1995 in a transaction associated with the disposition of Comalco's interest in the Company.

                                  RISK FACTORS

    Investment in the New Notes involves various risks, including the following principal factors, which, together with the other matters set forth herein or incorporated by reference herein, should be carefully considered by prospective investors.

SUCCESSFUL INTEGRATION OF CASTECH ACQUISITION

    The integration and consolidation of the CasTech Acquisition will require substantial management time and other resources and may pose risks with respect to production, customer service and market share. While the Company believes that it has sufficient management and other resources to accomplish the rationalization and integration of the CasTech Acquisition, there can be no assurance in this regard or that the Company will not experience difficulties with customers, suppliers, personnel or others. In addition, although the Company believes that the CasTech Acquisition will enhance the competitive position and business prospects of the Company, there can be no assurance that such benefits will be realized or that the combination of the Company and CasTech will be more successful than the companies would have been if they had remained independent.

INCREASED FINANCIAL LEVERAGE

    At June 30, 1996, on a pro forma basis after giving effect to the CasTech Acquisition, the Company would have had approximately $377.3 million of total indebtedness, and the percentage of total debt to total capitalization (including the current portion of long-term debt) on a consolidated basis would have been approximately 64.2%. The degree to which the Company is leveraged could have important consequences to Holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired, (ii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited and (iii) the Company may be more vulnerable in the event of a downturn in its business. The Company expects that its cash flow from operations will be sufficient to cover its expenses, including fixed charges. However, the Company's ability to satisfy its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company.

    At June 30, 1996, on a pro forma basis after giving effect to the CasTech Acquisition, the Company would have had approximately $252.3 million in aggregate borrowings outstanding under the New Bank Credit Facility and availability under the New Bank Credit Facility of $72.7 million. Revolving borrowings under the New Bank Credit Facility will mature on September 1, 2001 and all term borrowings under the New Bank Credit Facility will be repaid in quarterly installments ending on September 1, 2001. There can be no assurance that the Company will be able to either replace or refinance the New Bank Credit Facility at maturity.

RANKING OF THE NOTES

    The Old Notes are, and the New Notes will be, unsecured, general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness under the New Bank Credit Facility. Amounts outstanding under the New Bank Credit Facility are secured by a first priority security interest in the Company's assets. At June 30, 1996, on a pro forma basis after giving effect to the CasTech Acquisition, the Company would have had approximately $252.3 million of Senior Indebtedness outstanding. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company would be available to pay obligations on the Notes only after all Senior Indebtedness has been repaid in full. Consequently, sufficient assets may not exist to pay amounts due on the Notes. In addition, the subordination provisions of the Indenture provide that no cash payments may be made with respect to the Notes during the continuance of a payment default under any

Senior Indebtedness of the Company. Furthermore, if certain nonpayment defaults exist with respect to certain Senior Indebtedness, the holders of such Senior Indebtedness would be able to prevent payments on the Notes for certain periods of time. The Subsidiary Guarantees will be subordinated to Senior Indebtedness of the Guarantors to the same extent as the Notes are subordinated to Senior Indebtedness of the Company. See "Description of New Notes--Ranking."

FRAUDULENT CONVEYANCE

    Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Notes or any Subsidiary Guarantee in favor of other existing or future creditors of the Company or a Guarantor.

    The net proceeds from the sale of the Old Notes were used, together with the borrowings under the New Bank Credit Facility, to effect the CasTech Acquisition. If a court in a lawsuit on behalf of any unpaid creditor of the Company or a representative of the Company's creditors were to find that, at the time the Company consummated such transactions, the Company (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for issuing the Notes and the Company (i) was insolvent, (ii) was rendered insolvent by reasons of such transaction, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the Notes and void such transactions. Alternatively, in such event, claims of the Holders of the Notes could be subordinated to claims of other creditors of the Company.

    The Company's obligations under the Old Notes are, and the New Notes will be, guaranteed by certain of the Guarantors. To the extent that a court were to find that (x) a Subsidiary Guarantee was incurred by a Guarantor with intent to hinder, delay or defraud any present or future creditor or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) such Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee, and such Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Subsidiary Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business or
(iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could void or subordinate such Subsidiary Guarantee in favor of such Guarantor's creditors.

    The Company's operations are conducted through subsidiaries, and the Company therefore relies on distributions from its subsidiaries for the funds to service its indebtedness, including payment of principal of and interest on the Notes. To the extent that any Subsidiary Guarantees were voided as a fraudulent conveyance or held unenforceable for any other reason, Holders of the Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Subsidiary Guarantee was not voided or held unenforceable. In such event, the claims of the Holders of the Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all liabilities and preferred stock interests, if any, of such Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the Holders of the Notes relating to any voided portions of any of the Subsidiary Guarantees.

    The measures of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction which is being applied. Generally, however, the Company or a Guarantor would be considered insolvent at a particular time if the sum of its debts was then greater than all of its property at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured. Based upon financial and other information currently available to it, the Company's management believes that the Old Notes and the Subsidiary Guarantees were incurred for proper purposes and in good faith and that each of the Company and each Guarantor (i) was solvent at the time of such issuance and continues to be solvent after issuing the Old Notes or its Subsidiary Guarantee, as the case may be, (ii) will have sufficient capital for carrying on its business, and (iii) will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on these same issues would make the same determination.

CYCLICALITY OF END-USE MARKETS

    Many of the end-use markets served by the Company, such as the building and construction and transportation industries, are cyclical and are significantly affected by changes in general and local economic conditions. These conditions include the level of economic growth, employment levels, financing availability, interest rates, consumer confidence and housing demand. The Company believes that decreases in demand resulting from these conditions in its principal markets in North America have adversely affected demand for, and prices of, many of its products in the past and may do so again in the future. A prolonged recession in the Company's principal markets could have a material adverse effect on its financial condition or results of operations.

ALUMINUM METAL PRICE VOLATILITY

    Aluminum scrap and primary aluminum metal prices are subject to significant cyclical price fluctuations. For example, the average annual cash price per pound of aluminum for transactions on the London Metals Exchange ("LME") increased from $.54 in 1986 to $1.17 in 1988, declined to $.52 in 1993 and rose to $.82 in 1995. On October 3, 1996, the LME cash price was $.59. Purchases of metal for forward delivery and hedging with futures and options contracts are used to reduce the Company's aggregate exposure at any time to the risk of changes in metal prices. While changes in aluminum prices can cause the Company's net sales to change significantly from period to period, net income is more directly impacted by the fluctuation in material margins. During the second quarter of 1996, the industry remained highly competitive as the Company's material margins fell to their lowest levels in over two years, continuing a trend that began during the third quarter of 1995, when, in anticipation of falling metal prices, customers began shortening their lead times for new orders. The Company intends to continue to base the selling prices of its products upon the associated aluminum metal costs, as set by purchases for forward delivery or hedging, but there can be no assurance that it will be able to pass all increases in aluminum metal costs through to its customers or that material margins will not continue to decrease. Significant increases in the price of aluminum scrap or primary aluminum metal, if not offset by product price increases, would have a material adverse effect on the Company's financial condition or results of operations.

ENVIRONMENTAL CONSIDERATIONS

    The Company's operations are subject to numerous and increasingly stringent environmental laws and regulations governing protection of the environment, including those relating to air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances and wastes and employee health and safety. Future environmental regulations, including those under the Clean Air Act, are expected to impose stricter compliance requirements on the aluminum industry in general. While the current cost of environmental compliance does not have a material adverse effect upon the Company and the Company does not believe that currently anticipated future requirements are likely to have a material adverse effect on the Company, there can be no assurance that future capital expenditures and costs for environmental compliance will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

    In addition, historical and present manufacturing activities at current and formerly-owned properties and adjacent areas have resulted in environmental impacts requiring remediation. Financial responsibility for the remediation of contaminated property or for the amelioration of damage to natural resources can be imposed on the Company where its current or prior operations have had an environmental impact or where properties it currently or historically owned or operated, or to which it sent hazardous waste, are contaminated, whether by the Company or otherwise. The Company, its predecessor companies and third parties historically have disposed of hazardous waste, including salt cake fines and oxides, in landfills or other surface impoundments or at inactive underground mining sites. This disposal activity has in some cases resulted in contamination of the soil, groundwater or surface water and in the emission of vapors generated as the hazardous waste reacts with water. As a result, several sites owned or operated by the Company have been placed on the National Priorities List or on other lists of environmentally-impacted sites or are the subject of regulatory clean-up orders. The Company is performing clean-up or remediation activities or taking other protective measures at those sites, such as removing the hazardous waste from the property or preventing the off-site migration of contamination. With respect to these activities the Company has recorded accruals to cover future costs which, based on its analysis of currently available information, the Company believes are probable of occurring and reasonably estimable. However, there can be no assurance that additional accruals will not be required in the future, which may be material to the Company, due to the fact that (i) complete technical information regarding the type and extent of contamination is not available with respect to some or all of the issues at the affected properties, which means the scope and cost of a viable remedial action plan may not have been defined or may be subject to change as further information becomes available, (ii) clean-up or remediation plans must be approved by regulatory authorities and most sites have not received all required approvals, and (iii) new facts may be identified during the course of further investigation performed by the Company or required by regulatory authorities which could lead to additional clean-up or remedial requirements. The Company believes, based upon information currently available to management, that environmental matters will not have a material adverse effect on the Company's financial condition, results of operations or liquidity, although resolution of certain items in any particular year or quarter could be material to the results of operations or liquidity for that period. However, there can be no assurance that future environmental requirements with respect to the operation of the Company's business, current and formerly owned or operated properties or adjacent areas or at third party disposal sites will not have a material adverse effect on the Company's financial condition, results of operation or liquidity. See "Business--Environmental Matters" in the Form 10-K.

RESTRICTIONS IMPOSED BY THE NEW BANK CREDIT FACILITY AND THE INDENTURE

    The New Bank Credit Facility and the Indenture contain certain restrictive covenants, including, among others, covenants limiting the Company's and certain of its subsidiaries' ability to incur additional indebtedness, pay dividends, make certain investments, consummate certain asset sales, enter into transactions with affiliates, incur liens, create restrictions on the ability of certain subsidiaries to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. Although the covenants are subject to various exceptions which are designed to allow the Company to operate without undue restraint, there can be no assurance that such covenants will not adversely affect its ability to finance future operations or capital needs or engage in other business activities which may be in the interest of the Company. In addition, the Company is required under the New Bank Credit Facility to maintain specified financial ratios. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the New Bank Credit Facility, which would entitle the lenders to accelerate the maturity of the New Bank Credit Facility, and could result in cross-defaults permitting the acceleration of other Senior Indebtedness or other indebtedness under other agreements. Such an event would adversely affect the Company's ability to make payments on the Notes.

RELIANCE ON IMCO

    IMCO Recycling, Inc. ("IMCO") processes aluminum scrap to supply substantially all of the requirements for CasTech's Ohio rolling mill. While the Company believes CasTech's alliance with IMCO has provided a long-term source of high quality recycled aluminum for its largest rolling mill, production disruptions or other factors affecting IMCO could interrupt or temporarily reduce the supply of reprocessed aluminum to CasTech's Ohio rolling mill and adversely impact the Company. CasTech is responsible for the treatment and disposal of substantially all of the waste generated as a result of IMCO's processing services on behalf of CasTech. CasTech has agreed to indemnify IMCO against damages and liabilities arising from CasTech's treatment and disposal of such waste. Nonpayment, uncured defaults and certain events of bankruptcy relating to CasTech would enable IMCO to terminate the agreement underlying the alliance.

COMPETITIVE INDUSTRY

    The market for aluminum sheet products is diverse and highly competitive. The Company competes in the production and sale of common alloy aluminum sheet products with some 27 other aluminum rolling mills in the United States and Canada (including large, single purpose can sheet mills, other continuous casters and other multi-purpose mills, some of which are larger and have greater financial and technical resources than the Company) and with imported products. In its major markets, the Company competes with other rolled products suppliers, principally the multipurpose mills, on the basis of quality, price, timeliness of delivery and customer service. Aluminum also competes with other materials such as steel, plastic and glass for various applications. Higher or lower aluminum prices tend to make aluminum products less or more competitive with these alternative materials. To respond to such competitive forces will require continued investment by the Company in technology and product development. There can be no assurance that the Company will continue to have sufficient resources to continue to make such investments. See "Business--Competition" in the Form 10-K.

POTENTIAL LACK OF FUNDING FOR CHANGE OF CONTROL OFFER

    In the event of a Change of Control, the Company will be required, subject to certain conditions, to offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. The New Bank Credit Facility restricts such a purchase and the offer would require the approval of the lenders thereunder. Accordingly, the right of the Holders of the Notes to require the Company to repurchase the Notes may be of limited value if the Company cannot obtain approval under the New Bank Credit Facility. There can be no assurance that the Company will have the financial resources necessary to purchase the Notes upon a Change of Control. Failure to offer to repurchase the Notes under such circumstances, however, would constitute an Event of Default under the Indenture. See "Description of New Notes--Repurchase of Notes upon a Change of Control."

LACK OF PUBLIC MARKET FOR THE NOTES

    The New Notes are a new issue of securities for which there is currently no trading market. If the New Notes are traded after their initial issuance, they may trade at a discount from their principal amount, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, the Company. Morgan Stanley & Co. Incorporated and NatWest Capital Markets Limited have advised the Company that they currently intend to make a market in the Old Notes and the New Notes. However, they are not obligated to do so, and any market making activity with respect to the Old Notes and the New Notes may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Old Notes and the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                                USE OF PROCEEDS

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are the same in all material respects as the form and terms of to the New Notes except that the New Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

    The net proceeds received by the Company from the offering of the Old Notes was estimated to be $120.6 million. The Company applied the net proceeds from the offering of the Old Notes to effect the CasTech Acquisition.

                               THE EXCHANGE OFFER

GENERAL

    In connection with the sale of the Old Notes, the purchasers thereof became entitled to the benefits of certain registration rights (the "Registration Rights"). Pursuant to the agreement governing the Registration Rights (the "Registration Rights Agreement"), the Company agreed to use its reasonable best efforts, at its cost, to file and cause to become effective a registration statement with respect to the Exchange Offer to exchange the Old Notes for the New Notes. Upon such registration statement being declared effective, the Company has agreed to offer the New Notes in return for surrender of the Old Notes. For each Old Note surrendered to the Company under the Exchange Offer, the Holder will receive a New Note of equal principal amount. Interest on each New Note will accrue from September 20, 1996. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or under certain other circumstances, the Company has agreed, at its cost, to use its reasonable best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Old Notes and to keep such registration statement effective until September 20, 1999. The Company shall, in the event of such a shelf registration, provide to each holder copies of the prospectus, notify each holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit resales of the Old Notes.

    In the event an Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to April 1, 1997, then the annual interest rate borne by the Old Notes shall be increased to 11 1/4%. If such Exchange Offer is not consummated or such Shelf Registration Statement is not declared effective by October 1, 1997, then the annual interest rate borne by the Old Notes shall be increased by an additional 0.5%. Upon consummation of such Exchange Offer or the effectiveness of such Shelf Registration Statement, the interest rate borne by the Old Notes will revert to 10 3/4%.

    In the event an exchange offer is consummated, the Company will not be required under the Registration Rights Agreement to file the Shelf Registration Statement to register any outstanding Old Notes, and the interest rate on such Old Notes will remain at its initial level of 10 3/4%. The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged New Notes for all outstanding Old Notes (other than Old Notes held by a Restricted Holder) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, New Notes for all Old Notes that have been tendered and not withdrawn on the date that is 30 days following the commencement of such Exchange Offer. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Description of New Notes--Registration Rights Agreement" and "Risk Factors."

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

    Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New

Notes could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    As of the date of this Prospectus, $125,000,000 aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A under the Securities Act.

    This Prospectus, together with the accompanying letter of transmittal (the "Letter of Transmittal"), is being sent to all registered holders as of
      , 1996 (the "Record Date").

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to Harris Trust and Savings Bank (the "Exchange Agent"). See "Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean             , 1996, unless the
Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

    The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

    Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

    The New Notes will bear interest from September 20, 1996, payable semiannually on April 1 and October 1, of each year commencing on April 1, 1997, at the rate of 10 3/4% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from September 20, 1996 until the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on April 1, 1997 (the first interest payment date with respect to the Old Notes and the New Notes) that they would have received had they not accepted the Exchange Offer.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

    Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the

Exchange Agent prior to the Expiration Date, or if such Holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in prior form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer, (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute rule or regulation is interpreted by the staff of the Commission in a manner, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer, or (iii) the Company reasonably deems it advisable to terminate the Exchange Offer.

    If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders if the Old Notes, if the Exchange Offer would otherwise expire during such period. See "Description of New Notes--Registration Rights Agreement."

EXCHANGE AGENT

    Harris Trust and Savings Bank, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Mail:                   Harris Trust and Savings Bank
                           c/o Harris Trust Company
                           of New York
                           P.O. Box 1010
                           Wall Street Station
                           New York, NY 10268
                           Attention: Mark Zimkind

By Hand or
  Overnight Courier:       Harris Trust and Savings Bank
                           c/o Harris Trust Company
                           of New York
                           77 Water Street
                           4th Floor
                           New York, NY 10004
                           Attention: Mark Zimkind

Facsimile Transmission: (212) 701-7636

Confirm by Telephone: (212) 701-7624

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and employees of the Company and its affiliates in person, by telegraph or telephone.

    The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

                            DESCRIPTION OF NEW NOTES

    The Old Notes were, and the New Notes will be, issued under an Indenture, dated as of September 20, 1996 (the "Indenture"), among the Company, as Issuer, each Restricted Subsidiary of the Company (other than any Immaterial Subsidiary), as Guarantors, and Harris Trust and Savings Bank, as Trustee (the "Trustee"). The Indenture is governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

    The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Notes including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. Whenever particular Sections or defined terms of the Indenture not otherwise defined herein are referred to, such Sections or defined terms are incorporated herein by reference. References in this section to the "Notes" shall be references to the Old Notes and the New Notes.

    The Indenture authorizes a maximum principal amount of $125,000,000 of Notes at any one time outstanding. The New Notes will be issued solely in exchange for an equal principal amount of Old Notes pursuant to the Exchange Offer. See "--Registration Rights Agreement." The terms of the New Notes will be the same in all material respects as the form and terms of the Old Notes except that (i) interest thereon will accrue from the last date on which interest was paid on the Old Notes, or if no such interest has been paid, from September 20, 1996,
(ii) the New Notes will not contain restrictions on transfer and (iii) the New Notes will not contain provisions relating to an increase in their interest rate under certain circumstances.

GENERAL

    The Old Notes are, and the New Notes will be, unsecured senior subordinated obligations of the Company and will mature on October 1, 2006. The Old Notes will bear interest at the 10 3/4% from September 20, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on March 15 or September 15, immediately preceding the Interest Payment Date) on April 1 and October 1 of each year, commencing April 1, 1997. The interest rate on the Old Notes is subject to increase in certain circumstances as described under "--Registration Rights Agreement".

    Principal of, premium, if any, and interest on the Notes will be payable at the corporate trust office of the Trustee in Chicago, Illinois, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York (which initially will be the office of Harris Trust Company of New York, 177 Water Street, New York, New York); PROVIDED that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Security Register. Notwithstanding the foregoing, upon written instructions from a registered Holder of $5.0 million or more aggregate principal amount of Notes in definitive form not less than 15 days prior to an Interest Payment Date for the Notes, payment of interest will be made by transfer by the Trustee of immediately available funds to such account at such bank in the United States as such registered Holder shall have designated. Interest payable on the Notes held through DTC will be available to DTC participants (as defined herein) on the business day following payment thereof by the Company.

    The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

    Except as set forth in the following paragraph, the Notes will not be redeemable prior to October 1, 2001. At any time on or after that date, the Notes will be redeemable, at the Company's option, in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's address appearing in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period commencing October 1 of the years set forth below:

YEAR                                                                              REDEMPTION PRICE
--------------------------------------------------------------------------------  ----------------
2001............................................................................        105.375%
2002............................................................................        102.688
2003 and thereafter.............................................................        100.000

    In addition, at any time prior to October 1, 1999, the Company may redeem in the aggregate up to $43.75 million aggregate principal amount of the Notes out of the proceeds of one or more Public Equity Offerings, at a Redemption Price (expressed as a percentage of principal amount) of 110.75% plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date); PROVIDED that (i) at least $65.0 million aggregate principal amount of the Notes must remain outstanding after each such redemption; and (ii) such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering.

    If less than all of the Notes are to be redeemed, the Trustee shall select by such method as the Trustee shall deem to be fair and appropriate the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000.

    The Notes will not have the benefit of a sinking fund.

SUBSIDIARY GUARANTEES

    Pursuant to the Indenture, each of the Company's Restricted Subsidiaries (other than any Immaterial Subsidiary) has, jointly and severally, Guaranteed the Company's obligations under the Notes on an unsecured senior subordinated basis (each such Guarantee, a "Subsidiary Guarantee," and each such Subsidiary and each Person who enters into such a Guarantee subsequent to the date of the Indenture, a "Guarantor"). In addition, the Indenture contains a covenant requiring the Company to cause any future Restricted Subsidiary (other than a Securitization Subsidiary and any Immaterial Subsidiary (for so long as such Immaterial Subsidiary remains an Immaterial Subsidiary)) to enter into and deliver a Subsidiary Guarantee.

    The Indebtedness evidenced by each Subsidiary Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) will be subordinated to Senior Indebtedness of the Guarantor on the same basis as the Notes are subordinated to Senior Indebtedness of the Company. See "--Ranking." As of June 30, 1996, on a pro forma basis after giving effect to the CasTech Acquisition, the Guarantors had an aggregate of approximately $252.3 million of Senior Indebtedness outstanding.

    The Subsidiary Guarantee of each Guarantor shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer (which sale, exchange or transfer is not prohibited by the Indenture) to a Person other than the Company or a Restricted Subsidiary of (i) all of the Capital Stock owned by the Company or any Subsidiary of the Company of such Guarantor or (ii) all or substantially all the assets of such Guarantor; PROVIDED that in connection with any such sale, exchange or transfer to an Affiliate of the Company, the Company must first obtain a favorable written opinion from a nationally recognized investment banking firm as to the fairness from a financial point of view of such transaction to the Company or such Guarantor, as the case may be.

RANKING

    The indebtedness evidenced by the Old Notes is, and the New Notes will be, unsecured, general obligations of the Company, subordinated in right of payment, as set forth in the Indenture, to the prior payment of all present and future Senior Indebtedness of the Company, whether outstanding on the Issue Date or thereafter incurred, including the Company's Obligations under the New Bank Credit Facility (as of June 30, 1996, on a pro forma basis after giving effect to the CasTech Acquisition, the Company (excluding its Subsidiaries and Guarantees of Indebtedness of its Subsidiaries) would have had no Senior Indebtedness outstanding). In addition, the Old Notes are, and the New Notes will be, effectively subordinated in right of payment to Senior Indebtedness of the Guarantors. See "--Subsidiary Guarantees."

    All Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank PARI PASSU in right of payment with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not, and will not permit any Guarantor to, Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

    The Company may not pay principal of, premium, if any, or interest on the Notes, or redeem (or make a deposit in redemption of), defease or repurchase any of the Notes if (i) Designated Senior Indebtedness of the Company or Senior Indebtedness of the Company with an aggregate principal amount in excess of $5.0 million then outstanding is not paid when due or (ii) any other default on Designated Senior Indebtedness of the Company or Senior Indebtedness of the Company with an aggregate principal amount in excess of $5.0 million then outstanding occurs and the maturity of such Designated Senior Indebtedness or Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness or such Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the holders or Representative of the holders of such Designated Senior Indebtedness or Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the holders or Representative of such holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company must resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

    Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of or other similar proceeding relating to the Company or its property, the holders of all Senior Indebtedness of the Company will be entitled to receive payment in full (or have such payment duly provided for) of all amounts due or to become due on or in respect thereof before Holders of the Notes are entitled to receive any payment on account of the principal of, premium, if any, and interest on the Notes or in respect of the redemption price or Change of Control Purchase Price, and until such Senior Indebtedness is paid in full, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

    No provision contained in the Indenture or the Notes will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Notes. The subordination provisions of the Indenture and the Notes do not prevent the occurrence of any Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

    The obligations of each Guarantor under its Subsidiary Guarantee will be senior subordinated obligations. As such, the rights of Holders of the Notes to receive payment by a Guarantor pursuant to its Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of the Guarantors. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Guarantor and the obligations of such Guarantor under its Subsidiary Guarantee.

    By reason of the subordination provisions contained in the Indenture, in the event of bankruptcy, liquidation, insolvency or other similar proceedings, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Notes.

    Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "--Defeasance" below will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person existing at the time such Person merged with or into or became a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

    "ADJUSTED CONSOLIDATED NET INCOME" means, for any period, the aggregate net income (or loss) of the Company and its consolidated Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions that are actually paid in cash to the Company or any of its Restricted Subsidiaries by such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not permitted at such time by its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any net after-tax gains or losses attributable to Asset Dispositions; (v) any net after-tax extraordinary gains or extraordinary losses; and (vi) the cumulative effect of a change in accounting principles.

    "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "ALUMINUM BUSINESS" means the business of developing, manufacturing, producing, marketing, transporting and selling aluminum, aluminum products and electrical wiring products, including, without limitation, flexible conduit and pre-wired armored cable, and any other business incidental thereto.

    "ASSET ACQUISITION" means (i) an Investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a Line of Business of such Person.

    "ASSET DISPOSITION" means any sale, lease, transfer or other disposition by the Company or any Restricted Subsidiary (or series of related sales, leases, transfers or dispositions), including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition") of all or any of its property or assets (including, without limitation, the Capital Stock of any Restricted Subsidiary); provided that the following shall not be included in the definition of "Asset Disposition": (i) any disposition by the Company or any Restricted Subsidiary of any or all of its property or assets (upon voluntary liquidation or otherwise) to the Company or a Wholly Owned Restricted Subsidiary; (ii) any disposition by the Company or any Restricted Subsidiary in the ordinary course of business of property or assets acquired and held for resale in the ordinary course of business; (iii) any disposition of property or assets of the Company or any Restricted Subsidiary pursuant to and in accordance with the provisions described under "--Consolidation, Merger and Sale of Assets;" (iv) any disposition by the Company or any Restricted Subsidiary of damaged, worn out or other obsolete property or assets in the ordinary course of business; (v) any transfer by the Company or any Restricted Subsidiary of any Capital Stock of any Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary;
(vi) any disposition or series of related dispositions involving assets having a fair market value of $1.0 million or less; provided, that such disposition or series of related dispositions is effected at fair market value; and (vii) any Permitted Receivables Financing.

    "ATTRIBUTABLE INDEBTEDNESS" means, in respect of a Sale/Leaseback Transaction, as of the time of determination, the present value (discounted at the interest rate implicit in the Sale/Leaseback Transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "AVERAGE LIFE" means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of
(a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

    "BORROWING BASE" means, as of any date of determination, the sum of (i) 85% of the aggregate unpaid portions of accounts receivable of the Company or any Restricted Subsidiary (other than Receivables and Related Assets being sold pursuant to a Permitted Receivables Financing) arising in the ordinary course of business from the sale of products or the provision of services (after allowance for doubtful accounts and net of any credits, rebates, offsets or other adjustments) and (ii) 50% of the value (determined at the lower of cost or market on a basis consistent with the consolidated financial statements of the Company, after appropriate write-downs for obsolescence, quality problems and the like) of inventories (including work in progress inventory) of the Company or any Restricted Subsidiary held in the ordinary course of business.

    "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital stock or other ownership interests, whether now outstanding or issued after the Issue Date, including, without limitation, all common stock and Preferred Stock.

    "CAPITALIZED LEASE" means, with respect to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" means the rental obligations, as aforesaid, under such Capitalized Lease.

    "CHANGE OF CONTROL" means: (i) any "PERSON" or "GROUP" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this clause (i) such person or group shall be deemed to have "BENEFICIAL OWNERSHIP" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), is or becomes the "BENEFICIAL OWNER" (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 35% of the aggregate voting power of the Voting Stock of the Company; or (ii) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    "COMMISSION" means the Securities and Exchange Commission.

    "CONSOLIDATED CURRENT LIABILITIES" means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating (i) all intercompany items between the Company and any Restricted Subsidiary and (ii) all current maturities of long-term Indebtedness, all as determined in conformity with GAAP.

    "CONSOLIDATED EBITDA" means, for any period, the sum of (i) Adjusted Consolidated Net Income, plus (ii) Consolidated Interest Expense plus (iii) the following to the extent deducted in calculating Adjusted Consolidated Net
Income: (A) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (B) depreciation expense, (C) amortization expense and (D) other non-cash items reducing Adjusted Consolidated Net Income, net of non-cash items increasing Adjusted Consolidated Net Income, less (iv) the amount of all cash payments (other than any cash payment that individually or together with any other related cash payments aggregate less than $1.0 million) made during such period to the extent that such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or for any prior period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in conformity with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Subsidiary multiplied by
(B) the quotient of (1) the number of shares of outstanding common stock of such Subsidiary not owned on the last day of such period by the Company or any Restricted Subsidiary divided by (2) the total number of shares of outstanding common stock of such Subsidiary on the last day of such period.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which financial information in respect thereof is available immediately prior to such Transaction Date (the "Reference Period") to (ii) the aggregate Consolidated Fixed Charges during such Reference Period. In making the foregoing calculation,
(A) pro forma effect shall be given to (1) any Indebtedness Incurred subsequent to the end of the Reference Period and prior to the Transaction Date, (2) any Indebtedness Incurred during such Reference Period to the extent such Indebtedness is outstanding at the Transaction Date and (3) any Indebtedness to be Incurred on the Transaction Date, in each case as if such Indebtedness had been Incurred on the first day of such Reference Period and in each case after giving pro forma effect to the application of the proceeds thereof as if such application had occurred on such first day; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months) had been the applicable rate for the entire Reference Period; (C) there shall be excluded from Consolidated Fixed Charges any Consolidated Fixed Charges related to any amount of Indebtedness, Redeemable Stock or obligations under leases that was outstanding during such Reference Period or thereafter but that is not outstanding or is to be repaid on the Transaction Date, except for Consolidated Interest Expense accrued (as adjusted pursuant to clause (B) above) during such Reference Period under a revolving credit or similar arrangement in effect on the Transaction Date; (D) pro forma effect shall be given to Asset Dispositions (other than an Asset Disposition involving assets having a fair market value of less than $2.0 million) and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period or thereafter and on or prior to the Transaction Date as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (E) pro forma effect shall be given to Asset Dispositions (other than an Asset Disposition involving assets having a fair market value of less than $2.0 million) and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period or subsequent to such period and prior to the Transaction Date and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such Asset Dispositions or Asset Acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; PROVIDED that to the extent that clause (D) or (E) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or Line of Business of the Person, that is acquired or disposed for which financial information is available.

    "CONSOLIDATED FIXED CHARGES" means, for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period and (ii) the product of (x) cash and non-cash dividends (except dividends payable solely in shares of Capital Stock that are not Redeemable Stock) paid, declared, accrued or accumulated on any Redeemable Stock or other Preferred Stock and (y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate of the Company and its Restricted Subsidiaries.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total amount of interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in total interest expense, and to the extent incurred by the Company and its Restricted Subsidiaries, without duplication,
(i) interest expense attributable to Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued during such period, (ii) amortization of original issue discount on any Indebtedness, (iii) the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting, (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) the interest-equivalent costs associated with Hedging Obligations, (vi) interest paid on Indebtedness that is Guaranteed by the Company or any of its Restricted Subsidiaries and (vii) interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of Receivables and Related Assets; EXCLUDING, HOWEVER, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof).

    "CONSOLIDATED NET TANGIBLE ASSETS" means, at any date of determination, the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in conformity with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of: (i) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors; (iii) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in conformity with GAAP;
(iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (v) treasury stock; (vi) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (vii) Investments in and assets of Unrestricted Subsidiaries.

    "CURRENCY AGREEMENT" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

    "DEFAULT" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means, with respect to any Person, (i) any Indebtedness under the New Bank Credit Facility (including all Obligations under the New Bank Credit Facility) and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25.0 million and is specifically designated as "Designated Senior Indebtedness" for purposes of the Indenture.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXPIRATION DATE" has the meaning specified in the definition of Offer to Purchase.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect on the date of determination, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person pursuant to any Materials Hedging Contract, Interest Rate Agreement or Currency Agreement.

    "IMMATERIAL SUBSIDIARY" means, at the date of determination, any Restricted Subsidiary that is not a Significant Subsidiary.

    "INCUR" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; PROVIDED that (i) the Indebtedness of a Person existing at the time such Person became a Subsidiary or a Restricted Subsidiary, as the case may be, shall be deemed to have been Incurred by such Subsidiary or Restricted Subsidiary, as the case may be, and (ii) that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "INDEBTEDNESS" means, with respect to any Person at any date of determination (without duplication), whether or not Incurred at the date of the Indenture (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of bankers' acceptances, letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all indebtedness of other Persons secured by a Lien on any asset of the first-mentioned Person, whether or not such Indebtedness is assumed by the first-mentioned Person; PROVIDED that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) to the extent not otherwise included in this definition, Hedging Obligations and
(ix) the maximum fixed redemption or repurchase price of any Redeemable Stock issued by such Person; PROVIDED that up to $7.0 million payable to Lockheed Martin pursuant to agreements relating to the reimbursement for certain environmental costs (as in effect on the Issue Date) shall not be included in the definition of "Indebtedness." The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations described above, the maximum liability upon the occurrence of the contingency giving rise to the obligation; PROVIDED that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

    "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

    "INVESTMENT" means any direct or indirect advance, loan or other extension of credit (other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the lender) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by any other Person. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, "Investment" shall include (i) the fair market value of the assets (net of liabilities) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) any property transferred to or from any Person shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

    "INVESTMENT GRADE RATING" means that both S&P and Moody's have assigned and published a rating in one of such agency's four highest generic rating categories that signifies investment grade (i.e, BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's); PROVIDED, that in the event S&P or Moody's is no longer in existence or issuing ratings, for purposes of determining whether the Notes are rated "Investment Grade", such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company with notice to the Trustee and the provisions of this definition shall apply to the rating issued by such replacement rating agency.

    "ISSUE DATE" means September 20, 1996.

    "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, any option or other agreement to sell, or any filing of or any agreement to give any security interest).

    "LINE OF BUSINESS" means, with respect to any Person, a "business" as defined in Rule 11-01 under Regulation S-X promulgated by the Commission.

    "MATERIALS HEDGING CONTRACT" means any metals or commodities purchase or hedging agreement or other agreement or arrangement, in each case, that is designed to protect against exposures to price risk in the aluminum market or in commodities used in the Aluminum Business.

    "MOODY'S" means Moody's Investors Service, Inc. and its successors.

    "NET CASH PROCEEDS" means, with respect to any Asset Disposition, the proceeds of such Asset Disposition in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of counsel and investment bankers) related to such Asset Disposition, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Disposition without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Disposition that either
(A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition, all as determined in conformity with GAAP.

    "NEW BANK CREDIT FACILITY" means the Credit Agreement dated on or about the Issue Date among the Company, certain subsidiaries of the Company, the Lenders party thereto and NatWest, as agent for such Lenders, together with any related documents thereto (including, without limitation, any security documents and guarantee agreements), in each case as such agreements may be amended, supplemented, extended, renewed, restated, replaced, refinanced or modified from time to time, including, without limitation, by adding additional parties thereto or increasing the commitment thereunder; provided that there may not be more than one New Bank Credit Facility at any one time, which shall be designated by the Company.

    "OBLIGATIONS" means all obligations (whether in existence on the Issue Date or arising thereafter) for, or Guaranteeing the payment of, principal, premium, interest (including, without limitation, all interest accrued or accruing after the commencement of any Reorganization of any Person obligated with respect thereto in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such case or proceeding), penalties, fees, indemnifications, reimbursements and other amounts in respect of any Indebtedness under the New Bank Credit Facility.

    "OFFER" has the meaning specified in the definition of Offer to Purchase.

    "OFFER TO PURCHASE" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at its address appearing in the Security Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify (i) the expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, the date 20 Business Days from the date such Offer is mailed, at which time the Company will accept for payment all Notes or portions thereof properly tendered pursuant to the Offer and (ii) a settlement date (the "Purchase Date") for the payment of such purchase price within three Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain or incorporate by reference information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will assist such Holders to make an informed decision with respect to the Offer to Purchase, including a brief description of the events requiring the Company to make the Offer to Purchase, and any other information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state: (A) the covenant of the Indenture pursuant to which the Offer to Purchase is being made; (B) the Expiration Date and the Purchase Date; (C) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the covenant of the Indenture requiring the Offer to Purchase) (the "Purchase Amount"); (D) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price"); (E) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount; (F) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase; (G) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue; (H) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date; (I) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such

Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing); (J) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of its tender; (K) that (1) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (2) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and (L) that in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without a service charge, a new Note or Notes, with the Subsidiary Guarantees endorsed thereon executed by the Guarantors, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the principal of the Note so tendered.

    "PERMITTED BUSINESS VENTURE" means an Investment in a Person (other than a Restricted Subsidiary) for the principal purpose of securing materials or commodities related to the production or processing of the Company's or any Restricted Subsidiary's products in the Aluminum Business.

    "PERMITTED LIENS" means, with respect to any Person, (i) Liens existing on the Issue Date, (ii) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business, (iii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, (iv) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings, (v) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; PROVIDED, that such letters of credit do not constitute Indebtedness, (vi) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person, (vii) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, inventory or other property of such Person; PROVIDED that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 365 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien,
(viii) Liens securing Indebtedness (including all Obligations) under the New Bank Credit Facility, (ix) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; PROVIDED, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries, (x) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of an exchange, merger or consolidation with or into such Person or a Subsidiary of such Person; provided that such Liens may not extend to any other property owned by such Person or any of its Subsidiaries, (xi) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person or, in the case of the Company, to a Wholly Owned Subsidiary), (xii) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations, (xiii) Liens on Receivables and Related Assets securing Indebtedness or otherwise permitted to be Incurred, in each case, in connection with a Permitted Receivables Facility, (xiv) Liens arising in connection with a Sale/Leaseback Transaction permitted by the provisions (whether or not then in effect) described under "--Certain Positive Credit Events," (xv) Liens securing Indebtedness represented by any industrial revenue bonds, pollution control bonds or other tax exempt financing; PROVIDED, that the aggregate amount of any Indebtedness to which such Liens relate at any one time outstanding shall not exceed $10 million, (xvi) other Liens securing Indebtedness (including Attributable Indebtedness) in an aggregate amount not exceeding 10% of Consolidated Net Tangible Assets, and (xvii) extensions, renewals or replacements of any Liens referred to in clauses (i) through (xvi).

    "PERMITTED RECEIVABLES FINANCING" means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases Receivables and Related Assets from the Company or any Restricted Subsidiary and finances such Receivables and Related Assets through the issuance of indebtedness or equity interests or through the sale of the Receivables and Related Assets or a fractional undivided interest in the Receivables and Related Assets; provided that (i) the Board of Directors shall have determined in good faith that such Permitted Receivables Financing is economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Receivables and Related Assets to or by the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors), (iv) no portion of the Indebtedness of a Securitization Subsidiary is Guaranteed by or is recourse to the Company or any Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectibility of the Receivables and Related Assets) and (v) neither the Company nor any Subsidiary has any obligation to maintain or preserve the Securitization Subsidiary's financial condition.

    "PREFERRED STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or hereafter issued, including, without limitation, all series and classes of such preferred or preference stock.

    "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

    "PURCHASE AMOUNT" has the meaning specified in the definition of Offer to Purchase.

    "PURCHASE DATE" has the meaning specified in the definition of Offer to Purchase.

    "PURCHASE PRICE" has the meaning specified in the definition of Offer to Purchase.

    "RECEIVABLES AND RELATED ASSETS" means accounts receivable and instruments, chattel paper, obligations, general intangibles and other similar assets, in each case, relating to such receivables, including interests in merchandise or goods, the sale or lease of which gave rise to such receivable, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all of the foregoing.

    "REDEEMABLE STOCK" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above (other than Capital Stock convertible or exchangeable solely at the option of the Company) or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; PROVIDED that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Asset Sales" covenant and under "--Repurchase of Notes upon a Change of Control" described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" covenant and under "--Repurchase of Notes upon a Change of Control" described below. Notwithstanding the foregoing, Capital Stock shall not be deemed to be Redeemable Stock if it may only be so redeemed in exchange for Capital Stock that is not Redeemable Stock.

    "REORGANIZATION" means, with respect to any Person, any reorganization, bankruptcy, insolvency, receivership or other similar statutory or common law proceedings or arrangements, including without limitation any proceeding under Title 11, United States Code or any similar federal, state or foreign law for the relief of debtors, involving such Person or the readjustment of such Person's liabilities or any assignment for the benefit of creditors or any marshaling of the assets or liabilities of such Person.

    "REPRESENTATIVE" means any trustee, agent or representative for an issue of Senior Indebtedness.

    "RESTRICTED INVESTMENT" means any Investment by the Company or any Restricted Subsidiary in any Person other than (i) an Investment in a Restricted Subsidiary or in any Person that, as a result of such Investment, becomes a Restricted Subsidiary, (ii) cash, (iii) U.S. Government Obligations, (iv) time deposits and certificates of deposit or Eurodollar deposits due within one year of any commercial bank whose outstanding senior long-term debt securities are rated either A- or higher by S&P or A3 or higher by Moody's, (v) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (iii) of this paragraph with any bank meeting the qualifications specified in clause (iv) of this paragraph, (vi) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, maturing within one year after the date of acquisition, (vii) an Investment in a money market mutual fund substantially all of the assets of which are comprised of securities of the types described in clauses (iii) through (vi) of this paragraph, (viii) securities due within six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or Moody's, (ix) loans or advances made to employees of the Company or any Restricted Subsidiary in the ordinary course of business and in furtherance of the Company's or such Restricted Subsidiary's business in an aggregate amount not to exceed $4.0 million at any time outstanding, (x) any Investment in a Permitted Business Venture; provided, that (A) as a result of such Investment the Company or such Restricted Subsidiary, as the case may be, will be entitled to a share of the production of, or services provided by, such Permitted Business Venture at least approximately proportionate to its ownership interest in such Permitted Business Venture and (B) immediately after giving effect to such Investment, the aggregate fair market value (fair market value to be determined as of the date of such exchange in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) of all such Investments after the Issue Date shall not exceed 10% of Consolidated Net Tangible Assets, (xi) in the event the Company or any Restricted Subsidiary maintains any unfunded deferred compensation plan (within the meaning of Title I of the Employee Retirement

Income Security Act of 1974, as amended), to the extent benefits under such plan are defined by reference to specific investments, whether at the participant's or the beneficiaries' election or otherwise, any Investment in such a specific investment, and (xii) other Investments that do not in the aggregate exceed $15.0 million at any time outstanding.

    "RESTRICTED SUBSIDIARY" means any Subsidiary other than an Unrestricted Subsidiary.

    "REVOLVING LOAN FACILITY" means the revolving credit facility provided under the New Bank Credit Facility.

    "SALE/LEASEBACK TRANSACTION" means an arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any property or assets (other than any such arrangement involving a lease for a term, including renewal rights, for not more than three years) whereby such property or assets have been or are to be sold or transferred by the Company or any Restricted Subsidiary to such Person.

    "SECURED INDEBTEDNESS" means any Indebtedness of the Company secured by a Lien.

    "SECURITIZATION SUBSIDIARY" means a Wholly Owned Restricted Subsidiary of the Company, which is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto.

    "SENIOR INDEBTEDNESS" means, with respect to any Person, all principal of (premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for Reorganization relating to such Person whether or not a claim for post filing interest is allowed in such proceedings) with respect to all Indebtedness of such Person (including with respect to the New Bank Credit Facility, all Obligations of such Person), whether outstanding on the Issue Date or thereafter Incurred; PROVIDED that Senior Indebtedness shall not include (i) any Indebtedness of such Person that, by its terms or the terms of the instrument creating or evidencing such Indebtedness, is PARI PASSU with or expressly subordinate in right of payment to the Notes or, in the case of a Guarantor, its Subsidiary Guarantee, (ii) any obligation of such Person to any Subsidiary of such Person or, in the case of a Guarantor, to the Company or any other Subsidiary of the Company, (iii) any liability for Federal, state, local or other taxes owed or owing by such Person,
(iv) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (v) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person,
(vi) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture, or (vii) Redeemable Stock of such Person.

    "SENIOR SUBORDINATED INDEBTEDNESS" means (i) with respect to the Company, the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank PARI PASSU with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness and (ii) with respect to any Guarantor, the Subsidiary Guarantee of such Guarantor and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to rank PARI PASSU with such Subsidiary Guarantee in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other Obligation of such Guarantor which is not Senior Indebtedness.

    "SIGNIFICANT SUBSIDIARY" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries for the then most recent four fiscal quarters prior to such date of determination for which financial information is available at such date of determination or
(ii) was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries as of such date of determination.

    "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

    "STATED MATURITY" means (i) with respect to any debt security or other debt instrument, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and
(ii) with respect to any scheduled installment of principal of or interest on any debt security or other debt instrument, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "STOCKHOLDER PROTECTION RIGHTS AGREEMENT" means the Company's Stockholder Protection Rights Agreement, dated as of March 6, 1996, as in effect on the Issue Date and as it may be amended, extended, renewed or replaced from time to time; PROVIDED that no such amendment, extension, renewal or replacement shall increase any obligation thereunder that may be a Restricted Payment, and "STOCK PURCHASE RIGHTS" means the rights issued under such Stockholder Protection Rights Agreement.

    "SUBORDINATED INDEBTEDNESS" means, with respect to any Person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated or junior in right of payment, in the case of Indebtedness of the Company, to the Notes pursuant to a written agreement to that effect and, in the case of Indebtedness of any Guarantor, to the Guarantees pursuant to a written agreement to that effect.

    "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more other Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

    "TERM LOAN FACILITY" means the term loan facility provided under the New Bank Credit Facility.

    "TRANSACTION DATE" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Redeemable Stock of the Company or any Capital Stock of any Restricted Subsidiary, or owns or holds any Lien on any property of the Company or any Restricted Subsidiary; PROVIDED that (1) such designation would be permitted under the "Limitation on Restricted Payments" covenant described below, (2) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (A) is Guaranteed by the Company or any Restricted Subsidiary,
(B) is recourse to the Company or any Restricted Subsidiary or (C) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (3) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare such Indebtedness of the Company or any Restricted Subsidiary due and payable prior to its Stated Maturity. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation
(x) the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "U.S. GOVERNMENT OBLIGATION" means (i) any security which is (x) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (y) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America and (ii) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (i) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that for purposes of defeasance, in the case of any U.S. Government obligation specified in clause
(i) above such obligation is not callable or redeemable at the option of the issuer thereof and in the case of any depositary receipt referred to in clause
(ii) above (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

    "VOTING STOCK" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "WHOLLY OWNED" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock or other similar equity ownership interests (other than Preferred Stock) in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.

CERTAIN COVENANTS

    The Indenture contains covenants including, among others, those set forth below. If an Investment Grade Rating is assigned to the Notes, then, at the election of the Board of Directors of the Company, which election shall be evidenced by a Board Resolution, the Company shall be released from its obligations under the covenants described below under "--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Dividend and other Payment Restrictions Affecting Restricted Subsidiaries," "--Limitation on the Issuance of Capital Stock of Restricted Subsidiaries" and "--Limitation on Asset Sales" and clause (iii) under "Consolidation, Merger and Sale of Assets," and the occurrence of any event specified in clause (iii) under "--Events of Default," with respect to such covenants and such clause, shall be deemed not to result in an Event of Default. See "--Certain Positive Credit Events."

    LIMITATION ON INDEBTEDNESS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than Permitted Indebtedness); PROVIDED that the Company may Incur Indebtedness if, on the date of such Incurrence, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio exceeds 2.25:1 if such Indebtedness is Incurred on or prior to October 1, 1999 and 2.5:1 if such Indebtedness is Incurred thereafter.

    Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur the following Indebtedness (each, a "Permitted Indebtedness"):

        (i) Indebtedness of the Company and/or any Restricted Subsidiary pursuant to the New Bank Credit Facility in an aggregate principal amount at any time outstanding not to exceed (A) $100.0 million under the Term Loan Facility (less the amount thereof which has been permanently repaid as PROVIDED under the "Limitation on Asset Sales" covenant described below) and
    (B) the greater of (1) $225.0 million (less the amount of net proceeds which have been received in connection with a

    Permitted Receivables Financing; provided that, such reduction shall apply only for so long as a Permitted Receivables Financing is in effect) and (2) the aggregate Borrowing Base under the Revolving Loan Facility;

        (ii) Indebtedness of the Company or any Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary as long as such Indebtedness continues to be owed to the Company or any Wholly Owned Restricted Subsidiary;

        (iii) Indebtedness of the Company pursuant to the Notes and Indebtedness of any Guarantor pursuant to a Subsidiary Guarantee of the Notes;

        (iv) Indebtedness ("Permitted Refinancing Indebtedness") issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (Incurred under the first paragraph of this description of the "Limitation on Indebtedness" covenant or under clause
    (iii), (vi), (vii), (viii) or (xii) of this paragraph), and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is PARI PASSU with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iv) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is PARI PASSU with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made PARI PASSU with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and PROVIDED FURTHER that in no event may Indebtedness of the Company be refinanced pursuant to this clause
    (iv) by means of any Indebtedness of any Restricted Subsidiary;

        (v) Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds, letters of credit, bankers' acceptances and surety or appeal bonds issued in the ordinary course of business;

        (vi) Acquired Indebtedness of any Restricted Subsidiary; PROVIDED that, with respect to this clause (vi), after giving effect to the Incurrence thereof, the Company could Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness);

        (vii) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness described in clause
    (i), (ii) or (iii) of this paragraph);

        (viii) Indebtedness of the Company or any Restricted Subsidiary represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for this purpose of financing not more than 80% of the purchase price or cost of construction or improvement of property used in an Aluminum Business or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvements; PROVIDED that the aggregate principal amount of any Indebtedness Incurred pursuant to this clause (viii) and any refinancing thereof at any one time outstanding shall not exceed $40.0 million;

        (ix) Indebtedness of a Securitization Subsidiary pursuant to a Permitted Receivables Financing; PROVIDED that after giving effect to the Incurrence thereof, the Company could Incur at least $1.00 of

    Indebtedness under the first paragraph or clause (i) of this second paragraph of this description of the "Limitation on Indebtedness" covenant;

        (x) Indebtedness of the Company or any Restricted Subsidiary under Materials Hedging Contracts entered into in the ordinary course of business for the purpose of limiting risks to the Company or any Restricted Subsidiary of changes in prices for aluminum or commodities relating to the Aluminum Business;

        (xi) Indebtedness consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the Indenture or consisting of Currency Agreements entered into in the ordinary course of business;

        (xii) Indebtedness of the Company or any Restricted Subsidiary represented by any industrial revenue bonds, pollution control bonds or other tax exempt financing; provided, that the aggregate amount of any Indebtedness Incurred pursuant to this clause (xii) and any refinancing thereof at any one time outstanding shall not exceed $10.0 million;

        (xiii) Guarantees by any Restricted Subsidiary of Indebtedness Incurred by the Company in compliance with the provisions set forth under the first paragraph or clause (xiv) of this paragraph of this description of the "Limitation on Indebtedness" covenant may be guaranteed pursuant to this clause (xiii);

        and (xiv) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed $40.0 million.

    For purposes of determining compliance with the "Limitation on Indebtedness" covenant described in the two preceding paragraphs, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the clauses of the preceding paragraph, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses, (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.

    Notwithstanding the foregoing, the Company will not, and will not permit any Guarantor to, Incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or such Guarantor, as the case may be, or is expressly subordinate in right of payment to Senior Subordinated Indebtedness of the Company or such Guarantor, as the case may be, or (ii) any Secured Indebtedness that is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes or the Guarantees, as the case may be, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, after the Issue Date (such payments and other actions described in clauses (i) through (iv) being collectively referred to as "Restricted Payments"): (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries; (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or any Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or any of its Wholly Owned

Restricted Subsidiaries; (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness; or (iv) make any Investment that is a Restricted Investment; if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) or (C) the aggregate amount (without duplication) expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) after the Issue Date shall exceed the sum (without duplication) of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income created by transfers of assets received by the Company or a Restricted Subsidiary from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on October 1, 1996 and ending on the last day of the Company's last fiscal quarter ended before the Transaction Date plus (2) the aggregate net proceeds (including the fair market value of non-cash proceeds as determined in good faith by the Board of Directors of the Company) received by the Company from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Restricted Subsidiary, including an issuance or sale permitted by the Indenture for cash or other property upon the conversion of any Indebtedness of the Company subsequent to the Issue Date, or from the issuance of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus (3) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company and any Restricted Subsidiary in such Unrestricted Subsidiary, plus (4) $10.0 million.

    The provisions of the foregoing paragraph shall not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Permitted Refinancing Indebtedness; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of the Company; (iv) the acquisition of Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Redeemable Stock); (v) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, options on any such shares or related stock appreciation rights or similar securities held by officers, directors or employees or former directors, officers or employees (or their transferees, estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or service or pursuant to any agreement under which such shares of stock or related rights were issued; provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or related rights after the Issue Date does not exceed an aggregate amount of $6.0 million and that any consideration in excess of such $6.0 million is in the form of Permitted Indebtedness; (vi) the redemption of any Stock Purchase Rights issued under the Stockholder Protection Rights Agreement; (vii) the payment by the Company of one or more cash dividends; PROVIDED that (A) the aggregate amount of such dividends does not exceed $8.0 million and (B) at the time of such payment, a majority of the Voting Stock of the Company shall be held by persons other than Affiliates of the Company; (viii) payments or distributions pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to consolidations, mergers, conveyances, transfers or leases and (ix) payments pursuant to the plan of merger relating to the CasTech Acquisition as in effect on the Issue Date or pursuant to the assertion of appraisal rights in connection with the CasTech Merger; PROVIDED that, in each case except in clauses (i), (iii) and (ix), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clauses (i) through (iv) and (ix) thereof) shall be included once in calculating whether the conditions of clause
(C) of the second preceding paragraph have been met with respect to any subsequent Restricted Payments. For purposes of determining compliance with this "Limitation on Restricted Payments" covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (i) through (ix) of the preceding paragraph, the Company, in its sole discretion, shall classify such Restricted Payment and only be required to include the amount and type of such Restricted Payment in one of such clauses.

    In the event of an issuance of Capital Stock of the Company and (i) the repurchase, redemption or other acquisition of Capital Stock in exchange for or out of the proceeds of such issuance or (ii) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness with the proceeds of or in exchange for such issuance, then, in calculating whether the conditions of clause (C) of the third preceding paragraph have been met with respect to any subsequent Restricted Payments, the proceeds of any such issuance shall be included under such clause (C) only to the extent such proceeds are not applied as described in clause (i) or (ii) of this paragraph.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness or other obligations owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

    The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Issue Date in the New Bank Credit Facility, the Indenture or any other agreements in effect on the Issue Date, and any amendments, supplements, extensions, refinancings, renewals, restatements, replacements or modifications of any of the foregoing; PROVIDED that the encumbrances and restrictions in any such amendments, supplements, extensions, refinancings, renewals, restatements, replacements or modifications are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being amended, supplemented, extended, refinanced, renewed, restated, replaced or modified; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition, which encumbrances or restrictions (A) are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and (B) were not put in place in anticipation of such acquisition, and any amendments, supplements, extensions, refinancings, renewals, restatements, replacements or modifications of any of the foregoing; PROVIDED that the encumbrances and restrictions in any such amendments, supplements, extensions, refinancings, renewals, restatements, replacements or modifications are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being amended, supplemented, extended, refinanced, renewed, restated, replaced or modified; (iv) in the case of clause (iv) of the preceding paragraph, arising or agreed to in the ordinary course of business (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) not relating to any Indebtedness and, in each of case (A), (B) or (C), that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) with respect to a Securitization Subsidiary, pursuant to an agreement relating to Indebtedness of a Securitization Subsidiary which is permitted under the covenant described above under "Limitation on Indebtedness" or pursuant to an agreement relating to a Permitted Receivables Financing by a Securitization Subsidiary. Nothing contained in the preceding paragraph shall prevent the Company or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

    LIMITATION ON THE ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary, (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary or (iii) to the extent such shares represent directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary.

    LIMITATION ON ASSET SALES

    The Company will not, and will not permit any Restricted Subsidiary to, effect any Asset Disposition unless: (i) such Asset Disposition is effected at fair market value (as determined in good faith by the Board of Directors of the Company); (ii) in the case of any Asset Disposition or series of related Asset Dispositions for a total consideration in excess of $5.0 million, at least 75% of the consideration is received in cash; and (iii) in the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Dispositions occurring on or after the Issue Date in any period of 12 consecutive months exceed the lesser of
(A) $20 million or (B) 10% of Consolidated Net Tangible Assets as of the beginning of such 12-month period, then the Company shall or shall cause the relevant Restricted Subsidiary to within 12 months after the date Net Cash Proceeds so received exceeds the lesser of (x) $20.0 million or (y) such 10% of Consolidated Net Tangible Assets, apply an amount equal to such excess Net Cash Proceeds as provided in the following paragraph.

    An amount equal to such excess Net Cash Proceeds shall be applied (i) first, to the extent the Company or such Restricted Subsidiary elects or is otherwise required to, to permanently repay Senior Indebtedness of the Company or Senior Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries; PROVIDED that notwithstanding the foregoing, if, after first applying such excess Net Cash Proceeds to permanently repay all of the then outstanding Senior Indebtedness other than Indebtedness under the Revolving Loan Facility, the application of any remaining portion of such excess Net Cash Proceeds to repay Senior Indebtedness under the Revolving Loan Facility shall satisfy the requirements of this clause (i) whether or not such repayment results in a permanent reduction in the commitments available under such Revolving Loan Facility, (ii) second, to the extent of the balance of such excess Net Cash Proceeds after application in accordance with clause (i), and to the extent the Company elects, to invest such amount (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets that are to be used in the Aluminum Business (as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) and (iii) third, to the extent of the balance of such excess Net Cash Proceeds after application in accordance with clauses (i) and
(ii), offer to apply (no later than the end of the 12-month period referred to in clause (iii) of the preceding paragraph) such excess Net Cash Proceeds (to the extent not applied pursuant to clauses (i) and (ii) above) ("Excess Proceeds") as provided in the following paragraph.

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10.0 million, the Company will, not later than the fifteenth Business Day of such month, mail an Offer (an "Excess Proceeds Offer") with respect to an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes plus accrued interest to the Purchase Date (the "Excess Proceeds Payment"). Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

    The Company will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Purchase Date.

    For purposes of the "Limitation on Asset Sales" covenant, any Excess Proceeds not required to purchase Notes tendered in response to the Offer to Purchase shall no longer constitute Net Cash Proceeds received from Asset Dispositions.

    Notwithstanding the foregoing provisions of the "Limitation on Asset Sales" covenant, the Company and its Restricted Subsidiaries may, in the ordinary course of business, exchange all or a portion of their assets for assets which are of a type used in the Aluminum Business or Capital Stock of a Person all or substantially all of whose assets are of a type used in the Aluminum Business, or a combination of any such assets and cash; PROVIDED that (i) no Default or Event of Default shall have occurred and be continuing or occur as a consequence of such Asset Disposition, (ii) a majority of the Board of Directors of the Company who are disinterested in the subject matter of the Asset Disposition shall have pursuant to a Board Resolution determined that such Asset Disposition is fair to the Company or such Restricted Subsidiary, as the case may be, (iii) any cash received pursuant to any such Asset Disposition shall be applied in the manner applicable to excess Net Cash Proceeds from an Asset Disposition as set forth in the preceding paragraphs discussing the "Limitation on Asset Sales" covenant and (iv) in the event the Company or the Restricted Subsidiary, as the case may be, receives any Capital Stock of a Person pursuant to such exchange,
(A) such Person becomes a Restricted Subsidiary of the Company by virtue of such exchange or (B) such exchange constitutes an Investment excepted from the definition of Restricted Investment pursuant to clause (x) of the definition thereof.

    LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Person known to the Company to be the holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary (each, a "Related Party Transaction"), except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    Without limiting the foregoing, (i) any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $5.0 million must first be approved by a majority of the Board of Directors of the Company who are disinterested in the subject matter of the transaction pursuant to a Board Resolution and (ii) with respect to any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $15.0 million, the Company must first obtain a favorable written opinion from a nationally recognized investment banking firm as to the fairness from a financial point of view of such transaction to the Company or such Restricted Subsidiary, as the case may be.

    The foregoing limitation does not limit, and shall not apply to: (i) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (ii) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; (iii) transactions in connection with a Permitted Receivables Financing; (iv) any loans or advances by the Company to employees of the Company or a Restricted Subsidiary in the ordinary course of business and in furtherance of the Company's business, in an aggregate amount not to exceed $2.0 million at any one time outstanding; (v) any grant of stock options or other rights to employees or directors of the Company or any of its Subsidiaries pursuant to benefit plans or agreements adopted or authorized by the Company's non-employee Directors; (vi) payments by the Company or a Restricted Subsidiary to employees of the Company or any of its Subsidiaries (A) of salary, bonus and other ordinary compensation in the ordinary course of business and (B) pursuant to employment agreements entered into in compliance with the foregoing two paragraphs; (vii) any transaction between the Company and any Wholly Owned Restricted Subsidiary or between any Wholly Owned Restricted Subsidiaries; and (viii) the consummation of the transactions contemplated by the Plan of Merger as in effect on the Issue Date.

    CERTAIN POSITIVE CREDIT EVENTS

    The Indenture will provide that if an Investment Grade Rating is assigned to the Notes, then at the election of the Board of Directors of the Company, which election shall be evidenced by a Board Resolution, the following provisions shall be effective as of the date of such Board Resolution: (i) the Company shall be released from its obligations under the "Limitation on Indebtedness," "Limitation on Restricted Payments," "Limitation on Dividend and other Payment Restrictions Affecting Restricted Subsidiaries," "Limitation on the Issuance of Capital Stock of Restricted Subsidiaries" and "Limitation on Asset Sales" covenants and clause (iii) under "--Consolidation, Merger and Sale of Assets" described below, and the occurrence of any event specified in clause (iii) under "--Events of Default" with respect to such covenants and such clause shall be deemed not to result in an Event of Default; (ii) the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, permit to exist any Lien on any of its property or assets (including Capital Stock of a Restricted Subsidiary) (other than Permitted Liens), without providing that the Notes and, in the case of each Guarantor, the Subsidiary Guarantees of that Guarantor, shall be equally and ratably secured; and (iii) the Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction unless (A) the Company or such Restricted Subsidiary
(1) would be entitled to create a Lien on such property or assets securing Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction without equally and ratably securing the Notes pursuant to the covenant described under clause (ii) above, or (2) applies the proceeds of such transaction within 12 months to (x) the purchase or acquisition of property or assets that are to be used in the Aluminum Business (as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) or (y) the redemption or repayment of Senior Indebtedness, and (B) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors of the Company) of such property or assets.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of a Note shall have the right to have such Note repurchased by the Company on the terms and conditions precedent set forth in the Indenture. The Company shall, within 30 days following a Change of Control, mail an Offer ("Change of Control Offer") with respect to an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the Purchase Date (the "Change of Control Payment"). Prior to the mailing of any Change of Control Offer, but in any event within 30 days following any Change of Control, the Company will (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Notes pursuant to the Offer to Purchase or
(ii) obtain any requisite consents under instruments governing any such indebtedness of the Company to permit the repurchase of the Notes pursuant to the Offer to Purchase. Compliance with the covenant in the preceding sentence shall be a condition precedent to the obligation of the Company to repurchase Notes pursuant to the Indenture.

    The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the applicable Purchase Date.

    If the Company is unable to repay all of its indebtedness that would prohibit repurchase of the Notes or is unable to obtain the consents of the holders of indebtedness, if any, of the Company outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes, then the Company will have breached the "Repurchase of Notes upon a Change of Control" covenant of the Indenture. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes outstanding. In addition, the failure by the Company to repurchase Notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

    There can be no assurances that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the "Repurchase of Notes upon a Change of Control" covenant of the Indenture (as well as may be contained in other securities of the Company that might be outstanding at the time). The "Repurchase of Notes upon a Change of Control" covenant of the Indenture will, unless the consents referred to above are obtained, require the Company to repay all indebtedness then outstanding that by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase. The New Bank Credit Facility prohibits the Company from purchasing any Notes and also provides that the occurrence of certain change of control events with respect to the Company constitutes a default thereunder.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Neither the Company nor any Guarantor shall (A) consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into, or sale, conveyance, transfer, lease or disposition to, the Company or a Wholly Owned Restricted Subsidiary that is a Guarantor and has a positive net worth; PROVIDED that, in connection with any such transaction between the Company or any Guarantor and the Company or such Wholly Owned Restricted Subsidiary, no consideration (other than common stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company or such Guarantor, as the case may be) or (B) permit any Person to merge with or into the Company or such Guarantor, as the case may be, unless: (i) the Company or such Guarantor, as the case may be, shall be the continuing Person, or the Person (if other than the Company or such Guarantor) formed by such consolidation or into which the Company or such Guarantor is merged or that acquired or leased such property and assets of the Company or such Guarantor shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, all of the obligations of the Company on the Notes and under the Indenture or all obligations of such Guarantor under its Subsidiary Guarantee, as the case may be; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness); (iv) in the case of any sale, exchange or transfer of all or substantially all of the assets of a Guarantor to an Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary that is a Guarantor), the Company shall first have obtained a favorable written opinion from a nationally recognized investment banking firm as to the fairness from a financial point of view of such transaction to such Guarantor; and (v) the Company delivers to the Trustee an officers' certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii) above) and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; PROVIDED that clause (iii) above does not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company or the Guarantor, as the case may be; and PROVIDED FURTHER that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

COMMISSION REPORTS

    Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission and provide the Trustee and Holders of the Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act (excluding however information with respect to benefit plans and long-term compensation arrangements and, in the case of Holders of the Notes, exhibits to such reports specified in Sections 13 and 15(d) of the Exchange Act) and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

EVENTS OF DEFAULT

    The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of, or premium, if any, on any Note when the same becomes due and payable (whether or not such payment is prohibited by the provisions described under "Ranking" above) at maturity, upon acceleration, redemption or otherwise, including, without limitation, payments of any Change of Control Payment or Excess Proceeds Payment; (b) default in the payment of interest on any Note when the same becomes due and payable (whether or not such payment is prohibited by the provisions described under "Ranking" above), and such default continues for a period of 30 consecutive days; (c) the Company or any Guarantor defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the Notes and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (d) there occurs with respect to any issue or issues of Indebtedness of the Company or any of its Significant Subsidiaries having an outstanding principal amount, in the aggregate for all such issues of all such Persons, of $10.0 million or more, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and/or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity; (e) any final judgment or order for the payment of money in excess of $10.0 million in the aggregate for all such final judgments or orders against all such Persons shall be rendered against the Company or any of its Significant Subsidiaries and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or (C) the winding up or liquidation of the affairs of the Company or any of its Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (g) the

Company or any of its Significant Subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or (C) effects any general assignment for the benefit of creditors; or (h) a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or a Guarantor denies or disaffirms in writing its obligations under its Subsidiary Guarantee.

    If an Event of Default (other than an Event of Default specified in clause
(f) or (g) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders (the "Acceleration Notice")), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable, provided, that so long as the New Bank Credit Facility is in effect such declaration shall not become effective until the earlier of (x) five business days after receipt of notice of such declaration by the Representative of the holders of the Senior Indebtedness under the New Bank Credit Facility from the Trustee and (y) acceleration of the Senior Indebtedness under the New Bank Credit Facility. In the event of a declaration of acceleration because an Event of Default set forth in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (d) shall be remedied or cured by the Company and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause
(f) or (g) above occurs, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and
(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

    The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that may involve the Trustee in personal liability, and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;
(iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of at least a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired without the consent of the Holder.

    The Indenture will require certain officers of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that they have conducted or supervised a review of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that, to the best of such officer's knowledge, based upon such review, the Company has fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided that no such modification or amendment may, without the consent of each Holder of the Notes affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (viii) make any change to the subordination provisions of the Indenture that could adversely affect the Holders of Notes or (ix) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture other than in accordance with the provisions of the Indenture, or amend or modify any provision relating to such release.

    Neither the Company nor any of its subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

DEFEASANCE

    DEFEASANCE AND DISCHARGE. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes (and each Guarantor will be discharged from any and all obligations in respect of the Subsidiary Guarantees) on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes and the Subsidiary Guarantees (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an opinion of counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable Federal income tax law after the date of the Indenture such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law and (C) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clause (iii) under "--Consolidation, Merger and Sale of Assets" and all the covenants described under "--Certain Covenants," and clause (c) under "--Events of Default" with respect to such covenants, clause (iii) under "--Consolidation, Merger and Sale of Assets" and clauses (d) and (e) under "--Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii) and (C) of the preceding paragraph and the delivery by the Company to the Trustee of an opinion of counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

REGARDING THE TRUSTEE

    Harris Trust and Savings Bank is the Trustee under the Indenture and is also the Exchange Agent in the Exchange Offer. An affiliate of Harris Trust and Savings Bank is a party to certain credit agreements with the Company and its subsidiaries, including the New Bank Credit Facility, borrowings under which constitute Senior Indebtedness under the Indenture. Harris Trust and Savings Bank may also maintain other banking arrangements with the Company in the ordinary course of business.

FORM, DENOMINATION AND BOOK-ENTRY PROCEDURES

    Old Notes initially sold to institutional "accredited investors" were issued only in fully registered definitive form without coupons, in denominations of $250,000 of principal amount and integral multiples of $1,000 in excess thereof. New Notes may be issued only in fully registered definitive form without coupons, in denominations of $1,000 and integral multiplies thereof.

    The Old Notes initially sold to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) were represented by a single global Note (the "Global Old Note") in definitive fully registered form without coupons, registered in the name of a nominee of DTC, as depositary. The Global Old Note, to the extent directed by the holders thereof in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for a new single global New Note in definitive fully registered form without coupons, registered in the name of a nominee of DTC, as depositary (the "Global New Note" and collectively with the Global Old Note, the "Global Notes" and each a "Global Note"). The Global New Note will, upon request, be exchangeable for other New Notes in definitive fully registered form without coupons, in denominations of $1,000 and integral multiples thereof, but only upon ten days prior written notice to the Trustee given in accordance with DTC's customary procedures. The Global New Note will also be exchangeable in certain other limited circumstances discussed below. The Company, the Trustee and any agent thereof will be entitled to treat DTC's nominee as the sole owner and holder of the unexchanged portion of the Global Notes for all purposes.

    In connection with the issuance of the Global New Note, DTC will credit on its book-entry registration and transfer system the principal amount of Global New Note represented by New Notes deposited with it to the accounts of institutions that have accounts with DTC or its nominee ("participants"). Ownership of beneficial interests in Global New Note will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in Global New Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) or such participants (with respect to the owners of beneficial interests in the Global New Note).

    So long as DTC or its nominee is the registered holder and owner of a New Note representing the Global New Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Global New Note for all purposes of such New Notes and for all purposes under the Indenture. Unless DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global New Note, DTC ceases to be a clearing agency registered under the Exchange Act, the Company delivers to the Trustee a written notice that the Global New Note shall be exchangeable or an Event of Default (as defined in the Indenture) or event that after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing with respect to the New Notes, owners of beneficial interests in the Global New Note will not be entitled to have the New Notes represented by the Global New Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the Indenture or such Global New Note, except as otherwise described herein.

    Payment of principal of (and premium, if any) and interest on the Global New Note will be made to DTC or its nominee, as the case may be, as the registered owner and holder thereof. All payments of principal of (and premium, if any) and interest on the Global New Note held by DTC will be made by the Company to DTC in immediately available funds, and in turn by DTC to participants in clearing-house or next day funds.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The Company expects that DTC will take any action permitted to be taken by a Holder of New Notes only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of the Note as to which such participant or participants has or have given such direction.

    The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC, is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

REGISTRATION RIGHTS AGREEMENT

    The Company is party to the Registration Rights Agreement with Morgan Stanley & Co. Incorporated and NatWest Capital Markets Limited, as the initial purchasers of the Old Notes, pursuant to which the Company has agreed, for the benefit of the holders of the Old Notes, to use its reasonable best efforts, at its cost, to file and cause to become effective a registration statement with respect to the Exchange Offer to exchange the Old Notes for the New Notes. Upon such registration statement being declared effective, the Company has agreed to offer the New Notes in return for surrender of the Old Notes. For each Old Note surrendered to the Company under the Exchange Offer, the Holder will receive a New Note of equal principal amount. Interest on each New Note will accrue from September 20, 1996. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or under certain other circumstances, the Company has agreed, at its cost, to use its reasonable best efforts to cause to become effective the Shelf Registration Statement with respect to resales of the Old Notes and to keep such registration statement effective until September 20, 1999. The Company shall, in the event of such a shelf registration, provide to each holder copies of the prospectus, notify each holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit resales of the Old Notes.

    In the event an Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to April 1, 1997, then the annual interest rate borne by the Old Notes shall be increased to 11 1/4%. If such Exchange Offer is not consummated or such Shelf Registration Statement is not declared effective by October 1, 1997, then the annual interest rate borne by the Old Notes shall be increased by an additional 0.5%. Upon consummation of such Exchange Offer or the effectiveness of such Shelf Registration Statement, the interest rate borne by the Old Notes will revert to 10 3/4%.

    In the event an exchange offer is consummated, the Company will not be required under the Registration Rights Agreement to file the Shelf Registration Statement to register any outstanding Old Notes, and the interest rate on such Old Notes will remain at its initial level of 10 3/4%. The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged New Notes for all outstanding Old Notes (other than Old Notes held by a Restricted Holder) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, New Notes for all Old Notes that have been tendered and not withdrawn on the date that is 30 days following the commencement of such Exchange Offer. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors."

    Interest on each New Note will accrue from September 20, 1996 or from the most recent interest payment date to which interest was paid on the Old Note surrendered in exchange therefor or on the New Note, as the case may be. The New Notes will bear interest at the original interest rate borne by the Old Notes, except that, if any interest accrues on the New Notes in respect of any period prior to their issuance, such interest will accrue at the rate or rates borne by the Old Notes from time to time during such period.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain United States federal income tax consequences applicable to the exchange of Old Notes for New Notes pursuant to the Exchange Offer (the "Exchange") and the ownership and disposition of New Notes. This summary deals only with New Notes held as capital assets by Holders who purchased Old Notes at 100% of their principal amount, and not with special classes of Holders, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold New Notes as a hedge (or hedged against) currency or interest rate risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Investors who purchased the Old Notes at a price other than 100% of their principal amount should consult their tax advisor as to the possible applicability to them of the amortizable bond premium or market discount rules. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

    HOLDERS OF OLD NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, UNDER THE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION, OF THE EXCHANGE AND OWNERSHIP OF NEW NOTES.

EXCHANGE OFFER

    For United States federal income tax purposes, the Exchange will be disregarded and each New Note will be treated as a continuation of the corresponding Old Note. Accordingly, holders will not recognize gain or loss upon the Exchange.

UNITED STATES HOLDERS

    PAYMENTS OF INTEREST

    Interest on a New Note will be taxable to a United States Holder (as defined below), as ordinary income at the time it is received or accrued, depending on the United States Holder's method of accounting for tax purposes. A "United States Holder" is a beneficial owner who or that is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the New Notes.

    PURCHASE, SALE, RETIREMENT AND OTHER DISPOSITION OF NEW NOTES

    A United States Holder's tax basis in the New Note generally will be its cost. Upon the sale, retirement or other disposition of a New Note, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest) and the Holder's tax basis in the New Note. Such gain or loss recognized on the sale or retirement of a New Note will be long-term capital gain or loss if the holding period of the New Note was more than one year. The holding period of a New Note acquired by a United States Holder in the Exchange will include the holding period of the corresponding Old Note.

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any Holder of a New Note who is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of income or gain from a New Note.

    Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

    (i) payments of principal, premium, if any, and interest by the Company or any of its paying agents to any Holder of a New Note that is a United States Alien Holder will not be subject to United States federal withholding tax if, in the case of interest, (a) the beneficial owner of the New Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the New Note is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the New Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the New Note certifies to the Company or its agent under penalties or perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

    (ii) a United States Alien Holder of a New Note will not be a subject to United States federal withholding tax on any gain realized on the sale or exchange of a New Note; and

    (iii) a New Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the New Note would not have been effectively connected with a United States trade or business of the individual at the individual's death.

    Recently proposed Internal Revenue Service Treasury regulations (the "Proposed Regulations") would provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The Proposed Regulations also would require, with certain exceptions, in the case of New Notes held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule generally would apply in the case of tiered partnerships. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    UNITED STATES HOLDERS

    In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a New Note and the proceeds of the sale of a New Note before maturity within the United States to non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

    UNITED STATES ALIEN HOLDERS

    Under current law, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, premium, if any, and interest made by the Company or a paying agent to a United States Alien Holder on a New Note; provided, the certification described in clause (i)(c) under "United States Alien Holders" above is received; and provided further that the payor does not have actual knowledge that the Holder is a United States person. The Company or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest on New Notes. See the discussion above with respect to the rules under the Proposed Regulations.

    Payments of the proceeds from the sale by a United States Alien Holder of a New Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payment. Payments of the proceeds from the sale of a New Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the Holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 90 days from the date of this Prospectus, or shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 90 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that request such documents in the Letter of Transmittal.

                             VALIDITY OF NEW NOTES

    The validity of the New Notes will be passed upon for the Company by Sullivan & Cromwell, New York, New York. In rendering its opinion on the validity of the Notes, Sullivan & Cromwell will express no opinion as to Federal or state laws relating to fraudulent transfers. John E. Merow, a partner of Sullivan & Cromwell, is a director of the Company and beneficially owns 11,000 shares of the Company's common stock.

                                    EXPERTS

    The consolidated balance sheets of the Company as of December 31, 1995 and 1994, and the consolidated statements of income, stockholders' equity and cash flows of the Company for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph with respect to the Company's change in its method of accounting for postretirement benefits other than pensions, of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of CasTech as of March 31, 1996 and 1995 and for each of the years in the three-year period ended March 31, 1996 that are included in the Company's Current Report on Form 8-K filed September 26, 1996 have been audited by Ernst & Young LLP, independent auditors, as stated in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation provides for such limitation of liability.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      4.1  --Registration Rights Agreement, dated September 20, 1996, between the Company and
             Morgan Stanley & Co. Incorporated and NatWest Capital Markets Limited.

      4.2  --Indenture dated as of September 20, 1996 between the Company, the Subsidiary
             Guarantors named therein and Harris Trust and Savings Bank, Trustee.

      4.3  --Form of 10 3/4% Senior Subordinated Note Due 2006 (included in Exhibit 4.2).

       5   --Opinion of Sullivan & Cromwell.

     10.1  --Credit Agreement dated as of September 20, 1996 among the Company, certain subsidiaries of the Company, the lenders party thereto and National Westminster Bank
             Plc, as agent for such lenders.

      12   --Computation of ratio of earnings to fixed charges.

     23.1  --Consent of Coopers & Lybrand LLP.

     23.2  --Consent of Ernst & Young LLP.

     23.3  --Consent of Sullivan & Cromwell (included in Exhibit 5).

      24   --Powers of Attorney (included on pages II-3 and II-4 hereof).

      25   --Statement of Eligibility of Harris Trust and Savings Bank, Trustee.

     99.1  --Form of Letter of Transmittal.

     99.2  --Form of Notice of Guaranteed Delivery.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville and State of Kentucky, on the 4th day of October, 1996.

                                COMMONWEALTH ALUMINUM CORPORATION

                                By:              /s/ MARK V. KAMINSKI
                                      ------------------------------------------
                                                   Mark V. Kaminski
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark V. Kaminski and Donald L. Marsh, Jr. and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 4, 1996.

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                   /s/ PAUL E. LEGO                     Chairman of the Board
     -------------------------------------------
                     Paul E. Lego

                 /s/ MARK V. KAMINSKI                   President, Chief Executive Officer and Director
     -------------------------------------------          (Principal Executive Officer)
                   Mark V. Kaminski

               /s/ DONALD L. MARSH, JR.                 Chief Financial Officer, Executive Vice President Finance
     -------------------------------------------          and Secretary (Principal Financial Officer)
                 Donald L. Marsh, Jr.

                 /s/ GREGORY A. HANN                    Controller (Principal Accounting Officer)
     -------------------------------------------
                   Gregory A. Hann

                /s/ CATHERINE G. BURKE                  Director
     -------------------------------------------
                  Catherine G. Burke

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                  /s/ JOHN E. MEROW                     Director
     -------------------------------------------
                    John E. Merow

                  /s/ VICTOR TORASSO                    Director
     -------------------------------------------
                    Victor Torasso

                                 EXHIBIT INDEX

 EXHIBIT                                                                                               PAGE
   NO.                                           DESCRIPTION                                            NO.
---------  ----------------------------------------------------------------------------------------  ---------
4.1        --Registration Rights Agreement, dated September 20, 1996, between the Company and
            Morgan Stanley & Co. Incorporated and NatWest Capital Markets Limited.

4.2        --Indenture dated as of September 20, 1996 between the Company, the Subsidiary
            Guarantors named therein and Harris Trust and Savings Bank, Trustee.

4.3        --Form of 10 3/4% Senior Subordinated Note Due 2006 (included in Exhibit 4.2).

5          --Opinion of Sullivan & Cromwell.

10.1       --Credit Agreement dated as of September 20, 1996 among the Company, certain subsidiaries of the Company, the lenders party thereto and National Westminster Bank
            Plc, as agent for such lenders.

12         --Computation of ratio of earnings to fixed charges.

23.1       --Consent of Coopers & Lybrand LLP.

23.2       --Consent of Ernst & Young LLP.

23.3       --Consent of Sullivan & Cromwell (included in Exhibit 5).

24         --Powers of Attorney (included on pages II-3 and II-4 hereof).

25         --Statement of Eligibility of Harris Trust and Savings Bank, Trustee.

99.1       --Form of Letter of Transmittal.

99.2       --Form of Notice of Guaranteed Delivery.